This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

December 29, 2004

and its wholly-owned subsidiary Goldcorp Acquisition ULC

OFFER TO PURCHASE

all of the outstanding common shares of

WHEATON RIVER MINERALS LTD.

on the basis of 0.25 of a common share of Goldcorp Inc. for each common share of Wheaton River Minerals Ltd.

The Offer by Goldcorp Inc. (“Goldcorp”) and its wholly owned subsidiary Goldcorp Acquisition ULC (“Subco” and , together with Goldcorp, the “Offerors”) to purchase all of the issued and outstanding common shares (the “Common Shares”) in the capital of Wheaton River Minerals Ltd. (“Wheaton”) will be open for acceptance until 5:00 p.m. (Vancouver time) on February 3, 2005, unless the Offer is extended or withdrawn by the Offerors (the “Expiry Time”).

The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) and the American Stock Exchange (“AMEX”). On December 3, 2004 (being the last day on which the Common Shares traded publicly prior to the announcement of Goldcorp’s intention to make the Offer), the closing prices of the Common Shares on the TSX and AMEX were C$3.76 and $3.19, respectively. The common shares of Goldcorp (the “Goldcorp Shares”) are listed for trading on the TSX and the New York Stock Exchange (“NYSE”). On December 3, 2004 (being the last day on which the Goldcorp Shares traded publicly prior to the announcement of Goldcorp’s intention to make the Offer), the closing prices of the Goldcorp Shares on the TSX and NYSE were C$17.15 and $14.34, respectively.

On December 23, 2004, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York was $1.2358.

The Offer is subject to certain conditions, including, without limitation, there being properly deposited under the Offer and not withdrawn at the Expiry Time, not fewer than 66 2/3% of the Common Shares outstanding at the time Common Shares are taken up under the Offer and the approval of the issuance of the Goldcorp Shares pursuant to the Offer by the holders of at least a majority of the Goldcorp Shares. Each of the conditions of the Offer is set forth in the Offer in the section entitled “Conditions of the Offer”.

The board of directors of Wheaton, after consultation with its financial and legal advisors and upon receipt of a fairness opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, has unanimously determined that the Offer is fair to the holders of Common Shares (the “Shareholders”). The board of directors of Wheaton has unanimously recommended that Shareholders accept the Offer. Pursuant to an acquisition agreement dated December 23, 2004 between Goldcorp and Wheaton, Wheaton has agreed to support the Offer. Please see the section entitled “Background to the Offer — Acquisition Agreement” in the Circular.

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (printed on blue paper) or a manually signed facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in the Offer, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer.

The Offer is made only for Common Shares and is not made for any options, warrants or any other rights to acquire Common Shares. Any holder of such options, warrants or other rights to acquire Common Shares who wishes to accept the Offer should exercise the options, warrants or other rights in order to obtain certificates representing Common Shares and deposit such share certificates in accordance with the Offer. Please see the section entitled “The Offer” in the Offer and the section entitled “Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company — Plans for Wheaton Warrants and Wheaton Options” in the Circular.

SHAREHOLDERS WHO ARE ELIGIBLE HOLDERS ARE ELIGIBLE TO TENDER COMMON SHARES TO GOLDCORP FOR THE PURPOSE OF ACHIEVING A TAX-DEFERRED ROLLOVER INTO GOLDCORP SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES. SEE “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” IN THIS DOCUMENT. OTHER SHAREHOLDERS THAT ACCEPT THE OFFER WILL BE REQUIRED TO TENDER TO SUBCO. SHAREHOLDERS WHO DO NOT EXPRESSLY DESIGNATE GOLDCORP FOR THE PURPOSE OF THE PURCHASE OF THEIR COMMON SHARES IN THE SPACE PROVIDED IN THE LETTER OF ACCEPTANCE AND TRANSMITTAL AND WHO DO NOT PROPERLY COMPLETE ANY CERTIFICATE THAT MAY BE REQUIRED THEREBY WILL BE DEEMED TO HAVE TENDERED THEIR COMMON SHARES TO SUBCO AND WILL NOT OBTAIN A TAX-DEFERRED ROLLOVER INTO GOLDCORP SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES.

Questions and requests for assistance may be directed to the Depositary, the Dealer Manager or the Information Agent. Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Information Agent at its address shown on the last page of this document.

The Goldcorp Shares offered in the Offer involve certain risks. Please see the section entitled “Goldcorp and Subco — Risk Factors” in the Circular.

(continued on next page)

The Dealer Manager for the Offer is:

GMP SECURITIES LTD.

In Canada:	In the United States:
GMP SECURITIES LTD.	GRIFFITHS McBURNEY CORP.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits of Common Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for shares of a Canadian issuer by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this document in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. Financial statements included herein have been prepared in accordance with Canadian generally accepted accounting principles and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. This document will form a part of a registration statement on Form F-10. A reconciliation between Canadian generally accepted accounting principles and U.S. generally accepted accounting principles as they relate to the Goldcorp financial statements and the pro forma financial statements are included or incorporated by reference in this document and in the registration statement.

Shareholders in the United States should be aware that the disposition of Common Shares and acquisition of Goldcorp Shares as described herein may have tax consequences both in Canada and the United States. The material tax consequences for such Shareholders are described in “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”, respectively. Shareholders should consult their own tax advisors regarding the specific tax consequences to them of the disposition of Common Shares and acquisition of Goldcorp Shares as described herein.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Goldcorp and Wheaton are incorporated under laws outside the United States, that some or all of their officers and directors reside outside the United States, that some or all of the experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of Goldcorp and Wheaton and of the above-mentioned persons may be located outside the United States. Shareholders may not be able to sue Goldcorp or Wheaton, or any of their respective officers, directors or experts, in a Canadian court for violations of United States securities laws. It may be difficult to compel Goldcorp or Wheaton or any of their respective officers, directors or experts to subject themselves to a judgment of a United States court.

CURRENCY AND FINANCIAL INFORMATION

All dollar references in the Offer and in the Circular are in United States dollars, unless otherwise indicated. References to “C$” are to Canadian dollars. The following table sets forth, for each of the periods indicated, the exchange rate of one United States dollar into Canadian dollars at the end of each such year, the average exchange rate during each such year and the range of high and low rates for each such year.

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Rate at end of period (1)	1.3507	1.2648	1.2924	1.5800	1.5925	1.4995	1.4440
Average rate (2)	1.3282	1.4296	1.4010	1.5702	1.5519	1.4855	1.4828
High rate (1)	1.5750	1.3970	1.5747	1.6128	1.6023	1.5592	1.5302
Low rate (1)	1.3348	1.2648	1.2924	1.5108	1.4933	1.4350	1.4440

(1)	The rate of exchange means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

(2)	The average rate means the average of the exchange rates on the last day of each month during the period.

On December 23, 2004, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = C$1.2358.

Goldcorp’s consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and filed with appropriate regulatory authorities in Canada and the United States. Application of accounting principles generally accepted in the United States does not have a significant impact on Goldcorp’s results of operations and financial position. Note 15 of the Notes to the 2003 Consolidated Financial Statements of Goldcorp outlines, in all material respects, differences resulting from the application of accounting principles generally accepted in the United States.

(ii)

FORWARD-LOOKING STATEMENTS

Certain statements included in the Circular constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including, but not limited to, those with respect to the prices of gold, copper and silver, the timing and amount of estimated future production, costs of production, capital expenditures, reserves determination, costs and timing of the development of new deposits and permitting time lines, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Goldcorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined and the future prices of gold, copper and silver. Although Goldcorp has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.

Many of these factors are beyond the control of the Offerors and their subsidiaries. Consequently, all of the forward-looking statements made in the Circular are qualified by these cautionary statements and there can be no assurance that the expected results or developments anticipated by Goldcorp will be realized.

INFORMATION CONCERNING WHEATON

The information concerning Wheaton contained in the Circular has been taken from or is based upon publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although Goldcorp has no knowledge that would indicate that any statements contained herein relating to Wheaton taken from or based upon such documents, records and sources are untrue or incomplete, neither of the Offerors, nor any of their officers or directors, assumes any responsibility for the accuracy or completeness of the information relating to Wheaton taken from or based upon such documents, records and sources, or for any failure by Wheaton to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offerors.

(iii)

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
DEFINITIONS	5
SUMMARY	9
OFFER	13
1. The Offer	13
2. Time for Acceptance	13
3. Manner of Acceptance	13
4. Conditions of the Offer	16
5. Extension and Variation of the Offer	18
6. Withdrawal of Deposited Common Shares	21
7. Payment for Deposited Common Shares	22
8. Return of Deposited Common Shares	23
9. Mail Service Interruption	23
10. Dividends and Distributions; Liens	23
11. Notices and Delivery	24
12. Purchases of Common Shares Outside the Offer	24
13. Other Terms of the Offer	25
CIRCULAR	27
1. Goldcorp and Subco	27
2. Wheaton	32
3. Background to the Offer	33
4. Agreements Relating to the Offer	35
5. Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company	40
6. Acquisition of Common Shares Not Deposited	41
7. Source of Funds	43
8. Beneficial Ownership of Common Shares	43
9. Trading in Common Shares	43
10. Information Concerning Wheaton and the Common Shares	43
11. Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; Public Disclosure by Wheaton and U.S. Exchange Act Registration	44
12. Commitments to Acquire Common Shares	44
13. Arrangements, Agreements or Understandings	44
14. Acceptance of the Offer	45
15. Material Changes and Other Information	45
16. Regulatory Matters	45
17. Certain Canadian Federal Income Tax Considerations	47
18. Certain United States Federal Income Tax Considerations	51
19. Depositary	57
20. Dealer Manager and Soliciting Dealer Group	57
21. Information Agent	57
22. Legal Matters	58
23. Offerees’ Statutory Rights	58
24. Directors’ Approval	58
AUDITORS’ CONSENT	59
APPROVAL AND CERTIFICATE OF GOLDCORP INC.	60
APPROVAL AND CERTIFICATE OF GOLDCORP ACQUISITION ULC	61
APPENDIX A — PRO FORMA FINANCIAL STATEMENTS	A-1

(iv)

SUMMARY TERM SHEET

      This summary provides important and material information about the Offer that is described in more detail elsewhere in this document, but this summary may not include all of the information about the Offer that is important to you. Additional important information about the Offer is contained in the remainder of this document and the Letter of Acceptance and Transmittal. Therefore, you are urged to carefully read the remainder of this document and the Letter of Acceptance and Transmittal for the Offer because the information in this summary is not complete. We have included cross-references in this summary to other sections of this document to direct you to the sections of this document in which a more complete description of the topics covered in this summary appear. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Definitions.

WHAT IS THE OFFER?

      Goldcorp Inc. and Goldcorp Acquisition ULC are offering to purchase all of the outstanding Common Shares of Wheaton River Minerals Ltd. For the purpose of this summary, “we” and similar words refer to both Goldcorp Inc. and Goldcorp Acquisition ULC and “Wheaton” refers to Wheaton River Minerals Ltd. We are offering to exchange 0.25 of a Goldcorp Share for each Common Share of Wheaton. The following are some of the questions that you, as a shareholder of Wheaton, may have and answers to those questions. We urge you to carefully read the Offer and the Circular and the accompanying Letter of Acceptance and Transmittal because the information in this summary may not answer all of your questions and additional important information is contained in the Offer and the Circular and the accompanying Letter of Acceptance and Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

      Our names are Goldcorp Inc. and Goldcorp Acquisition ULC. We are a corporation organized under the laws of the Province of Ontario, and an unlimited liability company formed under the laws of the Province of Nova Scotia, respectively. We are making an offer to purchase all of the outstanding Common Shares.

      Goldcorp is a North American based gold producer. Goldcorp owns and acquires properties, explores for precious metals, develops mines and produces primarily gold. It is in the top ten gold producers globally, calculated on the basis of market capitalization. Goldcorp owns one of the highest-grade gold deposits in the world, the Red Lake Mine, which is located in Ontario, Canada and has produced more than 500,000 ounces of gold annually since 2001. The Red Lake Mine is the largest producing gold mine in Canada. Goldcorp also produces gold at the Wharf Mine in the historic Lead mining area in the Black Hills of South Dakota in the United States. Goldcorp also owns an industrial minerals operation, Saskatchewan Minerals, in Saskatchewan, Canada. It produces sodium sulphate used primarily in the detergent industry. Goldcorp Acquisition ULC was formed for the sole purpose of making the Offer and is a wholly-owned subsidiary of Goldcorp. Please see the section entitled “Goldcorp and Subco” in the Circular.

WHAT ARE THE CLASSES AND NUMBERS OF SECURITIES SOUGHT IN THE OFFER?

      We are offering to purchase all of the outstanding Common Shares.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

      We are offering 0.25 of a Goldcorp Share in exchange for each Common Share held by you. The consideration offered of 0.25 of a Goldcorp Share was equivalent to a price of approximately $3.58 for each Common Share based upon the closing price of Goldcorp Shares on the New York Stock Exchange on December 3, 2004, which is the last trading day prior to the date on which we announced our intention to make the Offer. The Offer represents a premium of 9.12% to the volume weighted average of the closing price of the Common Shares on the American Stock Exchange for the five trading days immediately prior to December 3, 2004 of $3.28 per share. For more information regarding the trading range of Wheaton’s Common Shares, please see the section entitled “Wheaton — Price Range and Trading Volume of Common Shares” in the Circular.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      If you are the owner of record of your shares and you tender your shares to the Depositary or by utilizing the services of the Dealer Manager, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Please see “Dealer Manager and Soliciting Dealer Group” in the Circular.

WHY ARE THERE TWO OFFERORS?

      We are offering to purchase your shares both through Goldcorp Inc. and through Goldcorp Acquisition ULC. We are offering to purchase your shares on this joint basis in order to obtain favourable Canadian and United States tax treatment, both for us and you. If you tender your shares to Goldcorp Acquisition ULC, our cost to acquire your shares, from a Canadian tax perspective, will be equal to the fair market value of the Goldcorp Shares you receive in connection with the exchange. On the other hand, our cost to acquire the shares, from a Canadian tax perspective, that you tender to Goldcorp Inc. generally will be equal to tax paid-up capital, which we expect will be significantly less than the fair market value of the Goldcorp Shares you receive in connection with the exchange. As a result, we would prefer that all of the shares tendered in the Offer be tendered to Goldcorp Acquisition ULC.

      Some of the holders of the Common Shares, whom we refer to as Eligible Holders, will be subject to Canadian tax in respect of any capital gain realized on the disposition of Common Shares under the Offer. An Eligible Holder may achieve a tax-deferred rollover for Canadian tax purposes, however, if the Eligible Holder tenders Common Shares directly to Goldcorp Inc. Accordingly, we will permit Eligible Holders who wish to obtain a tax-deferred rollover for Canadian tax purposes to tender Common Shares to Goldcorp Inc. An Eligible Holder choosing to tender Common Shares to Goldcorp Inc. will be required to certify, in the Letter of Acceptance and Transmittal, that the holder is an Eligible Holder. Holders of Common Shares who are not Eligible Holders and who elect to participate in the Offer will be required to tender Common Shares to Goldcorp Acquisition ULC, because these holders will not obtain any additional benefit by tendering directly to Goldcorp Inc. Please see the definition of “Eligible Holder” in the Offer and Circular and also please see the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular for additional information.

      We urge you to contact your tax and legal advisors if you have any questions regarding your tax status or if you have any questions concerning the effect of the Offer on your tax situation.

HOW WILL CANADIAN RESIDENTS BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

      Shareholders who are Eligible Holders are eligible to tender their Common Shares to Goldcorp Inc. for the purpose of achieving a tax-deferred rollover for Canadian federal income tax purposes. Other Shareholders who elect to participate in the Offer will be required to tender to Goldcorp Acquisition ULC. The sale of Common Shares to Goldcorp Acquisition ULC will be a taxable disposition for Canadian federal income tax purposes. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Offer. Please see the section entitled “Certain Canadian Federal Income Tax Considerations” in the Circular.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

      The exchange of Common Shares for Goldcorp Shares in the Offer, considered together with the second-step transaction, described below, to acquire all remaining Common Shares not acquired pursuant to the Offer, should be treated as a tax-deferred reorganization for U.S. federal income tax purposes, provided certain requirements for this treatment are satisfied. If these requirements are met, U.S. taxpayers who tender their Common Shares to the Offerors in the Offer should not recognize gain or loss on the exchange of Common Shares for Goldcorp Shares. We will not know until completion of the second-step transaction whether all of the requirements for a tax-deferred reorganization have been met. If such conditions are not met, the exchange of Common Shares for Goldcorp Shares in the Offer would be a taxable disposition for Shareholders that are U.S. taxpayers. We urge you to read carefully the section entitled “Certain United States Federal Income Tax Considerations” in the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

      The Offer is subject to several conditions, including:

1.	the deposit under the Offer of at least 66 2/3% of the Common Shares outstanding;

2.	the approval of the issuance of the Goldcorp Shares pursuant to the Offer and the Subsequent Acquisition Transaction by the holders of at least a majority of the Goldcorp Shares;

3.	the unanimous recommendation by Wheaton’s board of directors that holders of Common Shares tender their Common Shares to the Offer, and that such recommendation shall not have been withdrawn;

4.	the lack of any material adverse change in the business or affairs of Wheaton; and

5.	the receipt of all necessary approvals from government bodies or regulatory agencies.

      Please see the section entitled “Conditions of the Offer” in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

      You will have until 5:00 p.m., Vancouver time, on February 3, 2005 to decide whether to tender your Common Shares to the Offer unless the Offer is extended or withdrawn. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in the Offer. Please see the section entitled “Manner of Acceptance” in the Offer.

CAN THE OFFER BE EXTENDED?

      We can elect at any time to extend the Offer. If we extend the Offer, we will inform Kingsdale Shareholder Services Inc., the Depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Toronto time, on the next business day after the day on which the Offer was scheduled to expire. Please see the section entitled “Extension and Variation of the Offer” in the Offer.

HOW DO I TENDER MY SHARES?

      To tender your Common Shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Acceptance and Transmittal, to Kingsdale Shareholder Services Inc., the Depositary for the Offer, not later than the time the Offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), please contact your broker, dealer or other nominee. If you cannot provide all required documents to the Depositary by the expiry of the Offer, you may obtain some extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the necessary documents will be received by the Depositary within three Toronto Stock Exchange trading days. However, the Depositary must receive the necessary documents within that three trading day period. Please see the section entitled “Manner of Acceptance” in the Offer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

      You can withdraw previously tendered Common Shares:

1.	at any time until we take up your shares;

2.	up until the tenth business day following the day we file a notice announcing that we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your shares or the change in our Offer consists solely of an increase in the consideration we are offering; and

3.	if, after taking up your shares, we do not pay for them within three business days.

      Please see the section entitled “Withdrawal of Deposited Common Shares” in the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      To withdraw shares that have been tendered you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. Please see the section entitled “Withdrawal of Deposited Common Shares” in the Offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

      Although we do not currently intend to do so, we may extend the Offer for a period of between 10 calendar days and 20 U.S. business days following the Initial Expiry Time, provided we have immediately taken up and promptly paid for all Common Shares deposited prior to the Initial Expiry Time. Please see the section entitled “Extension and Variation of the Offer” in the Offer.

WHAT DOES WHEATON’S BOARD OF DIRECTORS THINK OF THE OFFER?

      The board of directors of Wheaton has unanimously concluded that the transaction is fair to shareholders and recommends that they tender their shares to the Offer. The board of directors of Wheaton has received a fairness opinion from its financial advisor. The opinion states that the Offer is fair to Wheaton shareholders from a financial point of view.

IS GOLDCORP ATTEMPTING TO ACQUIRE ALL OF WHEATON?

      We are making the Offer in order to acquire all of the outstanding Common Shares. If we complete the Offer but do not then own 100% of Wheaton, the Acquisition Agreement requires us to take all necessary steps to acquire all remaining Common Shares not then owned by us through a second-step transaction. Please see the section entitled “Acquisition of Common Shares Not Deposited” in the Circular.

FOLLOWING THE OFFER, WILL WHEATON CONTINUE AS A PUBLIC COMPANY?

      If the second-step transaction described above takes place, Wheaton will no longer be publicly owned. Even if a second-step transaction does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held Common Shares that the Common Shares will no longer be eligible to be traded on the Toronto Stock Exchange or the American Stock Exchange or other securities markets. As a result, there may not be a public trading market for such shares and Wheaton may cease being required to comply with Canadian and SEC rules governing publicly held companies. Please see the section entitled “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; Public Disclosure by Wheaton and U.S. Exchange Act Registration” in the Circular.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If the second-step transaction described above is completed, shareholders not tendering to the Offer will receive the same consideration as under the Offer or the fair value of the Common Shares as determined by a court. If for some reason no second-step transaction takes place, the number of Wheaton’s shareholders and of Common Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market for the Common Shares. Also, as described above, Wheaton may cease being required to comply with Canadian and SEC rules relating to publicly held companies. Please see the section entitled “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; Public Disclosure by Wheaton and U.S. Exchange Act Registration” in the Circular.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

      If the second-step transaction is completed, shareholders will have the right to dissent and to demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of the Common Shares so determined could be more or less than the consideration paid per Common Share pursuant to the second-step transaction or the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On December 3, 2004, which is the last trading day prior to the date on which we announced our intention to make the Offer, the last sale price of a Common Share of Wheaton reported on the Toronto Stock Exchange and the American Stock Exchange was C$3.76 and US$3.19, respectively. We urge you to obtain a recent quotation for Common Shares of Wheaton before deciding whether to tender your shares. Please see the section entitled “Wheaton — Price Range and Trading Volume of Common Shares” in the Circular.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call Kingsdale Shareholder Services Inc. at its telephone number and location set out on the back page of this document. Kingsdale Shareholder Services Inc. is acting as the Depositary and the Information Agent for our Offer in both Canada and the United States. GMP Securities Ltd. is acting as the Dealer Manager for our Offer in Canada. Griffiths McBurney Corp. is acting as the Dealer Manager for our Offer in the United States.

DEFINITIONS

      In the Offer and the accompanying Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“Acquisition Agreement” means the acquisition agreement dated December 23, 2004 between Goldcorp and Wheaton, as described in the section entitled “Background to the Offer — Acquisition Agreement” in the Circular;

“Affected Securities” has the meaning ascribed thereto in the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” in the Circular;

“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Alternative Transaction” means, in respect of Wheaton or Goldcorp, any proposal or offer made by any person, other than the other party and its Affiliates, with respect to any proposed transaction (by purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid or otherwise, including, for greater certainty, the proposed offer for Goldcorp Shares announced by Glamis Gold Ltd. on December 16, 2004) that could result in any person (or group of persons acting jointly or in concert), other than the other party and its Affiliates, acquiring or beneficially owning or exercising control or direction over: (x) a material portion of the assets of it and its subsidiaries, on a consolidated basis; or (y) together with any of its common shares or any equity shares or voting shares of any of its subsidiaries beneficially owned by such person (or group of persons acting jointly or in concert) or over which such person (or group of persons acting jointly or in concert) exercised direction or control prior to such proposal or offer, 10% or more of its common shares or the equity shares or voting shares of any of its subsidiaries;

“AMEX” means the American Stock Exchange;

“AMF” means l’Agence nationale d’encadrement du secteur financier, also known as l’Autorité des marchés financiers;

“Appointee” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” in the Offer;

“Associate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Business Day” means any day, other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Vancouver, British Columbia or a federal holiday in the United States;

“Canadian Dollars” or “C$” means lawful currency of Canada;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“Circular” means the take-over bid circular accompanying the Offer and forming a part thereof;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Commissioner” has the meaning ascribed thereto in the section entitled “Regulatory Matters — Competition Act” in the Circular;

“Common Shares” means the common shares of Wheaton;

“CRA” means the Canada Revenue Agency;

“Dealer Manager” means GMP Securities Ltd. in Canada and Griffiths McBurney Corp. in the United States;

“Deposit Period” means the period commencing on the date hereof and ending at the Expiry Time;

“Deposited Securities” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Dividends and Distributions” in the Offer;

“Depositary” means Kingsdale Shareholder Services Inc.;

“Distributions” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Dividends and Distributions” in the Offer;

“Eligible Holder” means a Shareholder who is (a) a resident of Canada for the purposes of the Tax Act, holds Common Shares as capital property and is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act, whose Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) and who is not exempt from Canadian tax in respect of any capital gain realized on the disposition of Common Shares by reason of an exemption contained in an applicable income tax treaty, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

“Expiry Time” means the Initial Expiry Time, or such later time and date as may be fixed by the Offerors from time to time pursuant to the provisions of the section entitled “Extension and Variation of the Offer” in the Offer;

“Goldcorp” means Goldcorp Inc., a corporation existing under and governed by the OBCA;

“Goldcorp Shares” means common shares of Goldcorp;

“Information Agent” means Kingsdale Shareholder Services Inc.;

“Initial Expiry Time” means 5:00 p.m. (Vancouver time) on February 3, 2005;

“IRS” means the United States Internal Revenue Service;

“Law” or “Laws” means all applicable laws (including common law), by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any governmental, regulatory, court or other authority having jurisdiction over the applicable party;

“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offer;

“Material Adverse Change” means, in respect of Goldcorp or Wheaton, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of Goldcorp or Wheaton, any state of facts, which, in either case, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, liabilities or financial condition of Goldcorp and Goldcorp’s subsidiaries, or Wheaton and Wheaton’s subsidiaries, respectively, on a consolidated basis, other than any change, effect, event or occurrence: (i) relating to the global economy or securities markets in general; (ii) affecting the worldwide gold, copper or silver mining industries in general and which does not have a materially disproportionate effect on Goldcorp and Goldcorp’s Subsidiaries on a consolidated basis, or Wheaton and Wheaton’s subsidiaries on a consolidated basis, respectively; (iii) resulting from changes in the price of gold, copper or silver; or (iv) relating to changes in currency exchange rates;

“Minimum Tender Condition” has the meaning ascribed thereto in the section entitled “Conditions of the Offer” in the Offer;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario);

“Offerors” means, collectively, Goldcorp and Subco, and each individual Offeror shall be referred to as an “Offeror”;

“Offer” means the offer by the Offerors to purchase all of the outstanding Common Shares, the terms and conditions of which are set forth in the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery;

“OSC” means the Ontario Securities Commission;

“Policy Q-27” means the Regulation entitled Policy Statement No. Q-27 — “Protection of Minority Securityholders in the Course of Certain Transactions” of the AMF, as the same may be amended;

“Purchased Securities” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” in the Offer;

“Regulations” has the meaning ascribed thereto in the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” in the Circular;

“Restricted Securities” has the meaning ascribed thereto in Rule 144(a)(3) of the U.S. Securities Act;

“Rule 61-501” means OSC Rule 61-501 — “Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions” as the same may be amended;

“SEC” means the United States Securities and Exchange Commission;

“Securities Laws” means, collectively, any securities laws applicable to the Offer, including, without limitation, the Securities Act (Ontario) and the rules and regulations made thereunder, the similar legislation, rules and regulations of the other Canadian provinces, the applicable securities laws of the United States and other similar laws of other jurisdictions in which the Offer is made;

“Shareholder” means a holder of Common Shares;

“Soliciting Dealer Group” has the meaning ascribed thereto in the section entitled “Dealer Manager and Soliciting Dealer Group” in the Circular;

“Stock Option Plan” means, collectively, Wheaton’s stock option plans adopted in 1995 and 2001;

“Subco” means Goldcorp Acquisition ULC, a newly-formed company under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of Goldcorp;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” in the Circular;

“Subsequent Offering Period” has the meaning ascribed thereto in Section 5 of the Offer entitled “Extension and Variation of the Offer”;

“Superior Proposal” means a written unsolicited bona fide Alternative Transaction, in respect of which the board of directors of Wheaton or Goldcorp, as applicable, has determined by formal resolution, passed in good faith and acting reasonably after consultation with its financial advisers and outside legal counsel, that is or could reasonably be expected to, if consummated in accordance with its terms, result in a transaction more favourable, from a financial point of view, to the Shareholders or Goldcorp, as applicable, than the Offer, but only if and to the extent that the board of directors of Wheaton or Goldcorp, as applicable, also has determined by formal resolution, in good faith and acting reasonably, after considering the opinion of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the board of directors of Wheaton or Goldcorp, as applicable;

“take up” in reference to Common Shares means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have correlative meanings;

“Tax Act” means the Income Tax Act (Canada), as amended;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Wheaton” means Wheaton River Minerals Ltd., a corporation existing under and governed by the OBCA;

“Wheaton Options” means the options of Wheaton to purchase an aggregate of 20,231,497 Common Shares issued pursuant to the Stock Option Plan and the options to purchase an aggregate of 700,000 Common Shares issued pursuant to the acquisition of the Luismin mine; and

“Wheaton Warrants” means: (i) the 54,716,772 warrants expiring May 30, 2007 entitling the holders to purchase an aggregate of 54,716,772 Common Shares at a price of C$1.65 per Common Share issued and outstanding pursuant to the warrant indenture dated May 30, 2002 between Wheaton and CIBC Mellon Trust Company; (ii) the 57,341,837 Series A Warrants, expiring May 30, 2007, entitling the holders to purchase an aggregate of 57,341,837 Common Shares at a price of C$1.65 per Common Share issued and outstanding pursuant to the warrant indenture dated February 27, 2003 between Wheaton and CIBC Mellon Trust Company; and (iii) the 64,296,174 Series B Warrants, expiring August 25, 2008, entitling the holders to purchase an aggregate of 64,296,174 Common Shares at a price of C$3.10 per Common Share issued and outstanding pursuant to the warrant indenture dated August 25, 2003 between Wheaton and CIBC Mellon Trust Company, and two supplemental warrant indentures dated October 14, 2003 and January 8, 2004, respectively, each of which is between Wheaton and CIBC Mellon Trust Company.

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SUMMARY

      The following is a summary only and is qualified by the detailed information contained elsewhere in the Offer and Circular. Certain capitalized words and terms used in this summary are defined in the section entitled “Definitions”. Shareholders are urged to read the Offer and Circular in their entirety. All currency amounts herein, unless otherwise indicated, are expressed in United States dollars.

The Offer

      The Offerors are offering to purchase, upon the terms and subject to the conditions described in the Offer, all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of stock options, warrants or other rights) on the basis of 0.25 of a Goldcorp Share for each Common Share.

      The Common Shares are listed for trading on the TSX and the AMEX. On December 3, 2004 (being the last day on which the Common Shares traded publicly prior to the announcement of Goldcorp’s intention to make the Offer), the closing prices of the Common Shares on the TSX and AMEX were C$3.76 and $3.19, respectively. The Goldcorp Shares are listed for trading on the TSX and NYSE. On December 3, 2004 (being the last day on which the Goldcorp Shares traded publicly prior to the announcement of Goldcorp’s intention to make the Offer), the closing prices of the Goldcorp Shares on the TSX and NYSE were C$17.15 and $14.34, respectively.

      The Offer is made only for Common Shares and is not made for any options, warrants or any other rights to purchase Common Shares. Any holder of such options, warrants or other rights to purchase Common Shares who wishes to accept the Offer must exercise the options, warrants or other rights in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Offer. Please see the section entitled “The Offer” in the Offer and the section entitled “Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company — Wheaton Warrants and Wheaton Options” in the Circular.

      Goldcorp will not issue fractional Goldcorp Shares. Any fractional number of Goldcorp Shares that would otherwise be issued will be rounded up or down to the nearest whole number of Goldcorp Shares.

      Goldcorp has applied to the TSX and will apply to the NYSE to list the Goldcorp Shares to be issued to Shareholders in connection with the Offer. Listing will be subject to Goldcorp fulfilling all the listing requirements of the TSX and the NYSE.

Goldcorp and Subco

      Goldcorp is a North American based gold producer. Goldcorp owns and acquires properties, explores for precious metals, develops mines and produces primarily gold. It is in the top ten gold producers globally, calculated on the basis of market capitalization. Goldcorp owns one of the highest-grade gold deposits in the world, the Red Lake Mine, which is located in Ontario, Canada and has produced more than 500,000 ounces of gold annually since 2001. The Red Lake Mine is the largest producing gold mine in Canada. The Company also produces gold at the Wharf Mine in the historic Lead mining area in the Black Hills of South Dakota in the United States. Goldcorp also owns an industrial minerals operation, Saskatchewan Minerals, in Saskatchewan, Canada. It produces sodium sulphate used primarily in the detergent industry.

      Subco was formed for the sole purpose of making the Offer and is a wholly-owned subsidiary of Goldcorp.

      Please see the section entitled “Goldcorp and Subco” in the Circular.

Wheaton

      Wheaton is engaged in the acquisition, exploration and operation of precious metal properties. The principal products and sources of cash flow for Wheaton are gold, silver and copper. Wheaton’s primary operating properties consist of an indirect 37.5% interest in the Bajo de la Alumbrera gold-copper mine in Argentina, a 100% interest in the San Dimas, San Martin and Nukay gold-silver mines in Mexico and a 100% interest in the Peak gold mine in Australia. Wheaton also has 100% interests in the Los Filos gold development project in Mexico and the Amapari gold project in Brazil, which is under construction. In addition, Wheaton owns approximately 64% of Chap Mercantile Inc.

Time for Acceptance

      The Offer is open for acceptance until 5:00 p.m. (Vancouver time) on February 3, 2005, unless the Offer is withdrawn or extended by the Offerors. Please see the section entitled “Time for Acceptance” in the Offer.

Conditions of the Offer

      Subject to the provisions of the Acquisition Agreement, the Offerors have the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer, and have the right to extend the period of time during which the Offer is open and postpone taking up and paying for Common Shares deposited under the Offer unless all of the conditions described in the section entitled “Conditions of the Offer” in the Offer are satisfied or waived by the Offerors at or prior to the Expiry Time of the Offer. Those conditions include (i) there having been properly deposited under the Offer and not withdrawn at the Expiry Time at least 66 2/3% of the Common Shares outstanding at the time Common Shares are taken up under the Offer, which condition may be waived by the Offerors only with the prior written consent of Wheaton and (ii) the approval of the issuance of the Goldcorp Shares pursuant to the Offer and the Subsequent Acquisition Transaction by the holders of a majority of the Goldcorp Shares.

Recommendation of the Board of Directors of Wheaton

      The board of directors of Wheaton, after consultation with its financial and legal advisors and upon receipt of a fairness opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of Wheaton. The board of directors of Wheaton has unanimously recommended that Shareholders accept the Offer and tender their Common Shares to the Offer.

Acquisition Agreement

      On December 23, 2004, Goldcorp and Wheaton entered into the Acquisition Agreement. The Acquisition Agreement sets forth the terms and conditions upon and subject to which the Offer is to be made by the Offerors. Pursuant to the Acquisition Agreement, Wheaton agreed to support the Offer by, among other things, recommending acceptance of the Offer to the Shareholders. Please see the section entitled “Agreements Relating to the Offer — Acquisition Agreement” in the Circular.

Strategic Rationale for the Offer

      The strategic rationale for the Offer is the creation of a combined company having the following attributes:

•	Production – 2005 gold production expected to be in excess of 1.1 million ounces at a total cash cost of less than $60 per ounce (taking into account credits from the production of other minerals);

•	Growth – annual production expected to grow to 1.5 million ounces of gold by 2007;

•	Balance Sheet – strong balance sheet with over $500 million in cash and gold bullion, with no debt;

•	Reserves – proven and probable reserves of 10.5 million ounces of gold plus additional measured and indicated resources of 9.5 million ounces of gold as of December 31, 2003, all of which are unhedged;

•	Liquidity – combined daily average trading liquidity of over $60 million; and

•	Market Capitalization – expected to be approximately $5 billion.

      Please see the section entitled “Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company” in the Circular.

Purpose of the Offer and Plans for Wheaton

      The purpose of the Offer is to enable the Offerors to acquire all of the Common Shares.

      If the Offer is successful, the Offerors intend to amalgamate Wheaton with Subco so that Wheaton would become a wholly-owned subsidiary of Goldcorp.

      If permitted by applicable Law, subsequent to the completion of the Offer and the Subsequent Acquisition Transaction, the Offerors intend to delist the Common Shares from the TSX and AMEX and to cause Wheaton to cease to be a reporting issuer under the Securities Laws of each province and to cease to have a class of securities registered under the U.S. Exchange Act. Please see the section entitled “Strategic Rationale for the Offer; Purpose of the Offer,

Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company” in the Circular.

Manner of Acceptance

      A Shareholder wishing to accept the Offer must deposit the certificate(s) representing such Shareholder’s Common Shares, together with the Letter of Acceptance and Transmittal (printed on blue paper) or a manually signed facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at the offices of the Depositary specified in the Letter of Acceptance and Transmittal. Instructions are contained in the Letter of Acceptance and Transmittal that accompanies the Offer and Circular. A Shareholder wishing to accept the Offer whose Common Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee to deposit such Shareholder’s Common Shares with the Depositary. A Shareholder wishing to accept the Offer and whose certificates are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time may accept the Offer by following the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in the Offer.

      Shareholders will not be required to pay any fee or commission if they accept the Offer by delivering their Common Shares directly to the Depositary.

Withdrawal of Deposited Common Shares

      Common Shares deposited to the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offerors and in the other circumstances discussed in the section entitled “Withdrawal of Deposited Common Shares” in the Offer. Except as so indicated or as otherwise required by Law, deposits of Common Shares are irrevocable.

Payment for Deposited Common Shares

      Upon the terms and subject to the conditions of the Offer, the Offerors will take up Common Shares validly deposited under the Offer and not withdrawn promptly following the Expiry Time, and in any event not later than 10 days after the Expiry Time. The Offerors are obligated to pay for Common Shares that they have taken up promptly after taking up such Common Shares, and in any event not later than the earlier of three Business Days after the taking up of the Common Shares and 10 days after the Expiry Time. Any Common Shares deposited under the Offer after the first date on which Common Shares are taken up under the Offer will be taken up and paid for within 10 days after such deposit. Please see the section entitled “Payment for Deposited Common Shares” in the Offer.

Acquisition of Common Shares Not Deposited

      If the conditions of the Offer are satisfied or waived and the Offerors take up and pay for the Common Shares validly deposited under the Offer, the Acquisition Agreement requires the Offerors to take all necessary steps to acquire any Common Shares not deposited under the Offer through the Subsequent Acquisition Transaction. Please see the section entitled “Acquisition of Common Shares Not Deposited” in the Circular.

Certain Canadian Federal Income Tax Considerations

      Shareholders who are Eligible Holders are eligible to tender their Common Shares to Goldcorp for the purpose of achieving a tax-deferred rollover for Canadian federal income tax purposes. Other Shareholders who elect to participate in the Offer will be required to tender to Subco. The sale of Common Shares to Subco will be a taxable disposition for Canadian federal income tax purposes. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Offer. Please see the section entitled “Certain Canadian Federal Income Tax Considerations” in the Circular.

Certain United States Federal Income Tax Considerations

      Although the matter is not free from doubt, the Offer, considered together with the Subsequent Acquisition Transaction as a single integrated transaction (the “Acquisition”), should qualify as a tax-deferred reorganization for United States federal income tax purposes pursuant to Section 368(a) of the Code, provided that the Substantially All Assets Test (as described in the section entitled “Certain United States Federal Income Tax Considerations” in the Circular) is satisfied in connection with the Acquisition. Assuming that the Acquisition qualifies as a reorganization,

U.S. Holders (as defined in the section entitled “Certain United States Federal Income Tax Considerations” in the Circular) generally would not recognize gain or loss on the exchange of Common Shares for Goldcorp Shares pursuant to the Offer.

      If, however, the Offer is completed but the Subsequent Acquisition Transaction does not take place, the Offer may not qualify as a reorganization under Section 368(a) of the Code. In that event, the transfer of the Common Shares pursuant to the Offer would be a taxable disposition for U.S. Holders. Furthermore, if the Subsequent Acquisition Transaction is completed but the Substantially All Assets Test is not met with respect to the Acquisition, or if the IRS takes the position that the Offer and the Subsequent Acquisition Transaction do not constitute a single integrated transaction, the transfer of Common Shares pursuant to the Offer would be a taxable disposition for U.S. Holders. If the exchange of Common Shares pursuant to the Offer is treated as a taxable disposition, the U.S. Holder would recognize gain or loss on the disposition equal to the difference between the U.S. dollar equivalent of the fair market value of the Goldcorp Shares received and the U.S. Holder’s adjusted tax basis in the Common Shares surrendered in exchange therefor.

      Whether or not the Offer and the Acquisition qualify for tax-deferred treatment pursuant to Section 368(a) of the Code will depend on a number of facts, some of which will not be known until the time of consummation of the Subsequent Acquisition Transaction. Shareholders should consult their own tax advisors regarding the possibility that the Offer and the Acquisition may not qualify as a tax-deferred transaction for United States federal income tax purposes and regarding the particular tax consequences to them of the Acquisition in light of their own circumstances. Please see the section entitled “Certain United States Federal Income Tax Considerations” in the Circular.

Depositary

      The Offerors have engaged Kingsdale Shareholder Services Inc. to act as Depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal at the offices specified in the Letter of Acceptance and Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office specified in the Notice of Guaranteed Delivery. Please see the section entitled “Depositary” in the Circular.

Dealer Manager and Soliciting Dealer Group

      GMP Securities Ltd. has been retained as Dealer Manager in Canada and Griffiths McBurney Corp. has been retained as Dealer Manager in the United States to solicit acceptances of the Offer. GMP Securities Ltd. has the right to form the Soliciting Dealer Group comprised of members of the Investment Dealers Association of Canada to solicit acceptances of the Offer from persons who are not resident in the United States. Griffiths McBurney Corp. has the right to appoint sub-agents who are registered under applicable United States securities laws to solicit acceptances of the Offer in the United States. Please see the section entitled “Dealer Manager and Soliciting Dealer Group” in the Circular.

Information Agent

      The Offerors have retained Kingsdale Shareholder Services Inc. to act as Information Agent in connection with the Offer in both Canada and the United States. The Information Agent will receive reasonable and customary compensation from the Offerors for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

Risk Factors

      An investment in Goldcorp Shares is subject to certain risks. Please see the section entitled “Goldcorp and Subco — Risk Factors” in the Circular.

Pro Forma Financial Information

      For pro forma financial information regarding Goldcorp (prepared on the assumption that Goldcorp acquires all of the Common Shares) for the year ended December 31, 2003 and the nine months ended September 30, 2004, please see “Appendix A — Pro Forma Financial Statements” in the Circular.

OFFER

December 29, 2004

TO: THE SHAREHOLDERS OF WHEATON RIVER MINERALS LTD.

1.   The Offer

      The Offerors hereby offer to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of stock options, warrants or other rights) on the basis of 0.25 of a Goldcorp Share for each Common Share.

      The Offer is made only for the Common Shares and is not made for any options, warrants or any other rights to purchase Common Shares. Any holder of such options, warrants or other rights to purchase Common Shares who wishes to accept the Offer must exercise the options, warrants or other rights in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Common Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in this Offer. Please also see the section entitled “Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company — Wheaton Warrants and Wheaton Options” in the Circular. Holders of options, warrants or other rights to purchase Common Shares should also consult their own tax advisors for advice with respect to the potential income tax consequences to them of exercising such options, warrants or other rights.

      Goldcorp will not issue fractional Goldcorp Shares. Any fractional number of Goldcorp Shares equal to or greater than 0.5 will be rounded up to the nearest whole number of Goldcorp Shares and less than 0.5 will be rounded down to the nearest whole number of Goldcorp Shares.

      Goldcorp has applied to the TSX and will apply to the NYSE to list the Goldcorp Shares to be issued to Shareholders in connection with the Offer. Listing will be subject to Goldcorp fulfilling all the listing requirements of the TSX and the NYSE.

      All currency amounts expressed herein, unless otherwise indicated, are expressed in United States dollars.

      The accompanying Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer, contain important information which should be read carefully before making a decision with respect to the Offer.

2.   Time for Acceptance

      The Offer is open for acceptance, unless withdrawn or extended by the Offerors in accordance with the Acquisition Agreement, until the Initial Expiry Time, being 5:00 p.m. (Vancouver time) on February 3, 2005. The Expiry Time may be extended at the Offerors’ discretion as described in the section entitled “Extension and Variation of the Offer” in this Offer.

3.   Manner of Acceptance

Letter of Acceptance and Transmittal

      The Offer may be accepted by delivering to the Depositary, at any of the offices listed in the Letter of Acceptance and Transmittal accompanying the Offer so as to arrive there not later than the Expiry Time:

(a)	the certificate(s) representing the Common Shares in respect of which the Offer is being accepted;

(b)	a Letter of Acceptance and Transmittal (printed on blue paper) in the form accompanying the Offer or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal; and

(c)	any other document required by the instructions set out in the Letter of Acceptance and Transmittal.

      Except as otherwise provided in the instructions set out in the Letter of Acceptance and Transmittal or as may be permitted by the Offerors, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

      In addition, Common Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

      SHAREHOLDERS WHO ARE ELIGIBLE HOLDERS ARE ELIGIBLE TO TENDER COMMON SHARES TO GOLDCORP FOR THE PURPOSE OF ACHIEVING A TAX-DEFERRED ROLLOVER INTO GOLDCORP SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES. SEE “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” IN THE CIRCULAR. OTHER SHAREHOLDERS THAT ACCEPT THE OFFER WILL BE REQUIRED TO TENDER TO SUBCO. SHAREHOLDERS WHO DO NOT EXPRESSLY DESIGNATE GOLDCORP FOR THE PURPOSE OF THE PURCHASE OF THEIR COMMON SHARES IN THE SPACE PROVIDED IN THE LETTER OF ACCEPTANCE AND TRANSMITTAL AND WHO DO NOT PROPERLY COMPLETE ANY CERTIFICATE THAT MAY BE REQUIRED THEREBY WILL BE DEEMED TO HAVE TENDERED THEIR COMMON SHARES TO SUBCO AND WILL NOT OBTAIN A TAX-DEFERRED ROLLOVER INTO GOLDCORP SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES.

      The Offer is being made on a joint basis by Goldcorp and Subco in order that, in those circumstances where Shareholders are not subject to Canadian tax in respect of any capital gain realized on the disposition of Common Shares under the Offer, Subco is able to acquire the Common Shares at a cost for Canadian tax purposes equal to the fair market value of the Goldcorp Shares issued in exchange for the Common Shares by requiring that Shareholders other than Eligible Holders tender to Subco. Eligible Holders are able to tender Common Shares to Goldcorp in order to achieve a tax-deferred rollover into Goldcorp Shares. The tax cost of Common Shares tendered to Goldcorp will be an amount significantly less than the fair market value of the Common Shares issued in exchange.

      Eligible Shareholders who validly elect to tender Common Shares to Goldcorp will agree, at the request of Goldcorp, to co-operate in good faith with Goldcorp in connection with the preparation, filing and execution of any documents required pursuant to an election under subsection 85(1) of the Tax Act, provided, however, that such election will be prepared on a basis that results in the same Canadian federal income tax consequences to such Shareholder as are described in the section entitled “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Sale to Goldcorp” in the Circular.

Procedure for Guaranteed Delivery

      If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificates representing the Common Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

(c)	the certificate(s) representing deposited Common Shares in proper form for transfer together with a Letter of Acceptance and Transmittal in the form accompanying the Offer or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m. (Vancouver time) on the third trading day on the TSX after the Expiry Time.

      The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile to the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Common Share certificates to any office other than the Toronto office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

General

      In all cases, payment for Common Shares deposited and taken up by the Offerors under the Offer will be made only after timely receipt by the Depositary of the certificate(s) representing the Common Shares, a Letter of Acceptance and Transmittal or a manually signed facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, and any other required documents.

      The method of delivery of certificates representing Common Shares, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the person depositing the same. The Offerors recommend that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

      Shareholders wishing to accept the Offer whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares.

      All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited under the Offer will be determined by the Offerors or the Depositary (on behalf of the Offerors) in their sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offerors and the Depositary (on behalf of the Offerors) reserve the absolute right to reject any and all deposits that they determine not to be in proper form or that may be unlawful to accept under the laws of any jurisdiction. The Offerors reserve the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offerors or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offerors’ and the Depositary’s (on behalf of the Offerors) interpretation of the terms and conditions of the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

      The Offerors reserve the right to permit the Offer to be accepted in a manner other than that set out above.

Dividends and Distributions

      Subject to the terms and conditions of the Offer, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offerors all right, title and interest: (a) in and to the Common Shares covered by the Letter of Acceptance and Transmittal delivered to the Depositary (the “Deposited Securities”); and (b) in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer (other than any cash dividend, distribution or payment in respect of which a reduction in the price of the Offer is made pursuant to the provisions of the section entitled “Dividends and Distributions; Liens” in this Offer), and any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (each a “Distribution” and collectively, “Distributions”).

Power of Attorney

      An executed Letter of Acceptance and Transmittal irrevocably appoints, effective on and after the date that the Offerors take up and pay for the Deposited Securities covered by the Letter of Acceptance and Transmittal (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), certain officers of the Offerors and any other person designated by the Offerors in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder. The Letter of Acceptance and Transmittal irrevocably authorizes an Appointee, effective on and after the date the Offerors take up and pay for such Deposited Securities, in the name and on behalf of such Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities on the appropriate register maintained by or on behalf of Wheaton; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, to vote any or all Purchased Securities, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offerors in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, to designate in such instrument, authorization or consent and/or to designate in any such instruments of proxy any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Wheaton; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

      A Shareholder accepting the Offer under the terms of the Letter of Acceptance and Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Securities or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Deposited Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Wheaton and not to exercise any of the other rights or privileges attached to the Deposited Securities, and agrees to execute and deliver to the Offerors any and all instruments of proxy, authorizations or consents in respect of all or any of the Deposited Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offerors as the proxy of the holder of the Deposited Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Deposited Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

      A Shareholder accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offerors, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offerors and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Depositing Shareholders’ Representations and Warranties

      The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offerors in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the person signing the Letter of Acceptance and Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offer; (b) the person signing the Letter of Acceptance and Transmittal or the person on whose behalf the Deposited Securities are being deposited owns the Deposited Securities; (c) the Deposited Securities and any Distributions are not subject to any trust arrangement, neither any legal nor any beneficial interest in the Deposited Securities or Distributions has been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any legal or beneficial interest in any of the Deposited Securities or Distributions, to any other person; (d) the deposit of the Deposited Securities and Distributions complies with Laws; and (e) when the Deposited Securities and Distributions are taken up and paid for by the Offerors, the Offerors will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.   Conditions of the Offer

      Notwithstanding any other provision of the Offer, and subject to the provisions of the Acquisition Agreement, the Offerors will have the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the

Offerors, at their sole discretion (provided, however, that the Minimum Tender Condition may only be waived by the Offerors with the prior written consent of Wheaton), at or prior to the Expiry Time:

(a)	there shall have been properly deposited under the Offer and not withdrawn at the Expiry Time at least 66 2/3% of the Common Shares outstanding at the time Common Shares are taken up under the Offer (the “Minimum Tender Condition”);

(b)	the issuance by Goldcorp of Goldcorp Shares pursuant to the Offer and the Subsequent Acquisition Transaction shall have been approved by a majority of votes cast by the shareholders of Goldcorp, present in person or represented by proxy at the special meeting of the Shareholders of Goldcorp called to consider an ordinary resolution to approve such issuance of Goldcorp Shares;

(c)	the board of directors of Wheaton shall have unanimously recommended that Shareholders tender their Common Shares to the Offer, and not withdrawn such recommendation;

(d)	the Acquisition Agreement shall not have been terminated by Wheaton or by Goldcorp in accordance with its terms;

(e)	all necessary orders, authorizations or consents shall have been obtained under the Securities Laws in respect of the issuance of the Goldcorp Shares pursuant to the Offer and a registration statement relating to such Goldcorp Shares to be issued pursuant to the Offer shall have become effective under the U.S. Securities Act and no stop order relating to such registration statement shall be in effect;

(f)	the Offerors shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Wheaton or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers, the absence of which, would not, in the aggregate, have a Material Adverse Effect on Wheaton and its subsidiaries, on a consolidated basis;

(g)	there shall not be in effect as of the Expiry Time, as it may be extended, any temporary restraining order, preliminary or permanent injunction, statute, rule, regulation, order or decree enacted, entered, promulgated, issued or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which challenges, prohibits, restricts or makes illegal the consummation of any or all of the Offer or the Subsequent Acquisition Transaction;

(h)	there shall not be pending or threatened any suit, action or proceeding by any court, administrative agency or commission or other governmental authority or instrumentality:

(i)	seeking to restrain or prohibit the completion of the Offer or seeking to obtain from the Offerors or Wheaton or their respective subsidiaries any damages that are material in relation to Wheaton and the Offerors and their subsidiaries, considered as a whole;

(ii)	seeking to prohibit or limit the ownership, control or operation by the Offerors or any of their subsidiaries of any portion of the business or assets of Wheaton or the Offerors or any of their respective subsidiaries that is material in relation to Wheaton and the Offerors and their subsidiaries, considered as a whole, or to compel Wheaton or the Offerors or any of their respective subsidiaries to dispose of or hold separate any portion of the business or assets of Wheaton or the Offerors or any of their respective subsidiaries that is material in relation to Wheaton and the Offerors and their subsidiaries, considered as a whole; or

(iii)	which otherwise is reasonably likely to have a Material Adverse Effect on the Offerors and Wheaton and their subsidiaries, considered as a whole;

(i)	there shall not have occurred after the date of the Offer any Material Adverse Change of Wheaton; and

(j)	the Offerors shall have obtained or received all approvals, consents or confirmations sought by the Offerors or required to be obtained or received from any administrative agency or commission or other governmental authority or instrumentality in connection with the Offer under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (Australia) and in Brazil, Argentina and Mexico; and the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) or, alternatively, any applicable waiting period related to merger pre-notification under Part IX of the Competition Act (Canada) shall have expired and the Commissioner shall have advised (which advice will not have been rescinded or amended), to the satisfaction of the Offerors, in their reasonable judgment, that the Commissioner does not intend to oppose the acquisition contemplated by the Offer if such advice is considered by the Offerors, in their reasonable judgment, to be desirable.

      The conditions listed above are for the exclusive benefit of the Offerors, and the Offerors may assert them regardless of the circumstances giving rise to any of the conditions. Unless precluded from doing so by applicable law, the Offerors may, in their sole discretion, waive any of these conditions in whole or in part, other than the Minimum Tender Condition. The Minimum Tender Condition may be waived by the Offerors only with the prior written consent of Wheaton. The determination as to whether any condition has been satisfied shall be in the Offerors’ reasonable judgment and will be final and binding on all parties. The failure by the Offerors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right that may be asserted at any time and from time to time until immediately following the Expiry Time and, as to conditions involving receipt of necessary government approvals, thereafter. The conditions listed above shall be conclusively deemed to have been satisfied or waived upon the taking up by any Offeror of any Common Shares pursuant to the Offer.

      The Offerors reserve the right to terminate the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived.

      Any waiver of a condition in respect of the Offer or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offerors to that effect, to the Depositary at its principal office in Toronto. Forthwith after giving any such notice, the Offerors will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in the section entitled “Notices and Delivery” in this Offer and provide a copy of the aforementioned public announcement to the TSX, the AMEX and the NYSE. If the Offer is withdrawn, the Offerors shall not be obligated to take up or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offerors’ expense. See the section entitled “Return of Deposited Common Shares” in this Offer.

5.   Extension and Variation of the Offer

      The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or the Offer is extended by the Offerors.

      The Offerors expressly reserve the right, in their sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by Law, to extend the Deposit Period or vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of the class or classes of Common Shares that are subject to the Offer whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in the section entitled “Notices and Delivery” in this Offer. Pursuant to the provisions of the Acquisition Agreement, Goldcorp has agreed not to amend or vary the terms and conditions of the Offer, except to increase the value of the consideration payable under the Offer or to extend the Expiry Time from time to time, to a date not later than: (i) 120 calendar days after the date of the Offer in the event that any of the conditions in paragraphs (e), (f), (g), (h) or (j) under the section entitled “Conditions of the Offer” in the Offer have not been satisfied or waived by the Offerors or if an Alternative Transaction has been proposed and is continuing; and (ii) in any other case, 60 calendar days after the date of the Offer; provided, however, that the Offerors may waive any one or more of the conditions of the Offer, in their sole discretion, except the Minimum Tender Condition. The Minimum Tender Condition may be waived by the Offerors only with the prior written consent of Wheaton.

      The Offerors will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement to be made promptly, in the case of a variation, and in the case of an extension, to be disseminated no later than 9:00 a.m. (Toronto time) on the earlier of (i) the next U.S. business day after the extension and (ii) the next U.S. business day after the previously scheduled Expiry Time, and provide a copy of the notice to the TSX, the AMEX and the NYSE. Any notice of extension of the Offer will include the approximate number of Common Shares deposited to the Offer at the time of such notice. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

      Notwithstanding the foregoing, the Offer may not be extended by the Offerors if all of the terms and conditions of the Offer, except those waived by the Offerors, have been fulfilled or complied with, unless the Offerors first take up all Common Shares validly deposited under the Offer and not withdrawn.

      Where the terms of the Offer are varied, the Deposit Period will not end before 10 Business Days after the notice of such variation has been given to Shareholders, unless otherwise permitted by Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offerors make a material change in the terms of the Offer or the information concerning the Offer, or if they waive a material condition of the Offer, the Offerors will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee is 10 Business Days. The period during which an offer must remain open following a material change in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Accordingly, if prior to the Expiry Time, the Offerors increase the consideration offered pursuant to the Offer or increase or decrease a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

      If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a holder of the Common Shares that are the subject of the Offer to accept or reject the Offer (other than a change that is not within the control of the Offerors or of an Affiliate of the Offerors), the Offerors will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in the section entitled “Notices and Delivery” in this Offer to all holders of such Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable Law. The Offerors will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX, the AMEX and the NYSE. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

      During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offerors in accordance with the terms hereof, subject to the section entitled “Withdrawal of Deposited Common Shares” in this Offer. An extension of the Deposit Period, a variation of the Offer or a change in information does not constitute a waiver by the Offerors of their rights under the section entitled “Conditions of the Offer” in this Offer.

      If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing holders of the Common Shares whose Common Shares are taken up under the Offer without regard to the time at which such Common Shares are taken up by the Offerors.

Subsequent Offering Period

      Pursuant to Rule 14d-11 under the U.S. Exchange Act, the Offerors, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three U.S. business days and not to exceed 20 U.S. business days (the “Subsequent Offering Period”) following the Expiry Time. Pursuant to such rule, the Offerors may include a Subsequent Offering Period with respect to the Offer so long as:

•	the Offer was open for at least 20 U.S. business days and has expired;

•	the Offer was for all outstanding Common Shares that are the subject of the Offer;

•	the Offerors immediately take up and promptly pay for all Common Shares deposited during the Offer;

•	the Offerors announce the results of the Offer, including the approximate number and percentage of Common Shares deposited, no later than 9:00 a.m. (Toronto time) on the next U.S. business day after the Expiry Time and immediately begin the Subsequent Offering Period;

•	the Offerors immediately take up and promptly pay for Common Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

•	the Offerors pay the same form and amount of consideration for all Common Shares deposited during the Subsequent Offering Period with respect to the Offer.

      A Subsequent Offering Period, if one is included, does not constitute an extension of the Offer for purposes of the U.S. Exchange Act, although it does constitute an extension of the Offer under Canadian securities laws. Under Canadian securities laws, in order for an Offeror to take up and pay for additional Common Shares deposited after the initial Expiry Time, the Offerors must either (i) extend the Offer in accordance with Canadian securities laws (which extension would be treated as a Subsequent Offering Period in the United States) or (ii) initiate a new offer in respect of Common Shares, which new offer could not be consummated for at least 35 days. For purposes of the U.S. Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the next U.S. business day after the Expiry Time during which Shareholders may deposit Common Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take up of all Common Shares then deposited under the Offer, and during which period Shareholders may deposit Common Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer. The Offerors do not currently intend to include a Subsequent Offering Period with respect to the Offer, although the Offerors reserve the right to do so in their sole discretion. If the Offerors elect to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable United States federal securities laws, the Offerors will include a statement of their intention to do so in the press release announcing the results of the Offer disseminated no later than 9:00 a.m. (Toronto time) on the next U.S. business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offerors will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer, “Notices and Delivery” to all holders of Common Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Common Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. Notwithstanding the provisions of the U.S. Exchange Act regarding subsequent offering periods, the Offerors will permit withdrawal of Common Shares deposited during any Subsequent Offering Period, if there is one, at any time prior to the expiry of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Securities taken up by the Offeror prior to the Subsequent Offering Period. Withdrawing holders of Common Shares who have deposited such Common Shares during the Subsequent Offering Period and have received payment for such Common Shares must return such payment to the applicable Offeror prior to any withdrawal. Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 5:00 p.m. (Vancouver time) on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth in Section 4 of the Offer, “Conditions of the Offer”, be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period.

      Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten calendar days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the U.S. Exchange Act, if the Offerors elect to make a Subsequent Offering Period available with respect to the Offer, the Subsequent Offering Period will be open for at least ten calendar days from the date of notice of extension and will not exceed 20 U.S. business days from the Expiry Time. The Offerors will promptly take up and pay for all Common Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

6.   Withdrawal of Deposited Common Shares

      Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by the Offerors pursuant to the Offer;

(b)	at any time before the expiration of 10 Business Days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, each as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or of an Affiliate of the Offerors) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for a period greater than 10 days);

is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offerors at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)	if the Common Shares have not been paid for by the Offerors within 3 Business Days after having been taken up;

(d)	during a Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Common Shares taken up by an Offeror prior to the Subsequent Offering Period; and

(e)	as required by the U.S. Exchange Act, at any time after February 26, 2005 provided that the Common Shares have not been accepted for payment by the purchasing Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

      If the Offerors waive any terms or conditions of the Offer and extend the Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, the Offer shall be extended without the Offerors first taking up the Common Shares that are subject to the rights of withdrawal.

      Withdrawals of Common Shares deposited to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares that are to be withdrawn; and (iii) specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offerors, the Depositary, or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

      Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in the section entitled “Manner of Acceptance” in this Offer.

      The ability of a purchasing Offeror to delay the payment for Common Shares that such Offeror has taken up is limited by Rule 14e-1(c) under the U.S. Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer, unless such bidder elects to offer a subsequent offering period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the U.S. Exchange Act. The Depositary, on behalf of the Offerors, is bound by Rule 14e-1(c) under the U.S. Exchange Act in retaining Deposited Shares under these circumstances.

      Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offerors will permit withdrawal of deposited Common Shares during any Subsequent Offering Period, if there is one, at any time prior to the Expiry Time of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Shares taken up by an Offeror prior to the Subsequent Offering Period. Withdrawing holders of Common Shares who have deposited such Common Shares during the Subsequent Offering Period and have received payment for such Common Shares must return such payment to the applicable Offeror prior to any withdrawal.

      If the Offerors are delayed in taking up or paying for Common Shares or are unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offerors’ other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to Laws.

      In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. Please see the section entitled “Offerees’ Statutory Rights” in the Circular.

      All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offerors and the Depositary (on behalf of the Offerors) in their sole discretion, and such determination will be final and binding.

7.   Payment for Deposited Common Shares

      Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in the section entitled “Conditions of the Offer” in this Offer), the Offerors will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer promptly following the Expiry Time, but in any event not later than 10 days after the Expiry Time. The Offerors are obligated to pay for Common Shares that they have taken up promptly after taking up such Common Shares, and in any event not later than the earlier of 3 Business Days after the taking up of the Common Shares and 10 days after the Expiry Time. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offerors will be taken up and paid for not later than 10 days after such deposit.

      Subject to applicable Law, including Rule 14e-1(c) under the U.S. Exchange Act, which requires that the Offerors pay the consideration offered or return the Common Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the Common Shares, the Offerors expressly reserve the right in their sole discretion to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in the section entitled “Conditions of the Offer” in this Offer is not satisfied or waived by the Offerors by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. Subject to compliance with Rule 14e-1(c) under the U.S. Exchange Act, the Offerors also expressly reserve the right, in their sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable Law. The Offerors will not, however, take up and pay for any Common Shares deposited under the Offer unless they simultaneously take up and pay for all Common Shares then validly deposited under the Offer and not withdrawn.

      The Offerors will be deemed to have taken up Common Shares validly deposited under the Offer and not withdrawn if, as and when the Offerors give written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto to that effect. Promptly following notification of the Depositary of the Offerors’ take-up of Deposited Securities, the Offerors will forthwith issue a press release over the Dow Jones News Wire Service, which press release will disclose the approximate number of Common Shares deposited in the Offer and the approximate number that have been taken up.

      The Offerors will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient certificates representing Goldcorp Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offerors or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offerors, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving share certificates from the Offerors and transmitting such share certificates to such persons, and receipt of certificates representing Goldcorp Shares by the Depositary shall be deemed to constitute receipt thereof by persons depositing Common Shares.

      Fractions of Goldcorp Shares will not be issued. Any fractional number of Goldcorp Shares equal to or greater than 0.5 will be rounded up to the nearest whole number of Goldcorp Shares and less than 0.5 will be rounded down to the nearest whole number of Goldcorp Shares.

      Settlement will be made by the Depositary issuing or causing to be issued a share certificate representing the appropriate number of Goldcorp Shares to which the person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, such share certificate will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the certificate representing Goldcorp Shares for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, such share certificate will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, the share certificate will be forwarded to the address of the Shareholder as shown on the appropriate share register maintained by or on behalf of Wheaton. Share certificates mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

      Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

8.   Return of Deposited Common Shares

      If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for Common Shares that are not purchased will be returned at the Offerors’ expense by sending certificates representing Common Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the appropriate share register maintained by or on behalf of Wheaton.

9.   Mail Service Interruption

      Notwithstanding the provisions of the Offer, the Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, share certificates, cheques and any other relevant documents will not be mailed if the Offerors determine that delivery thereof by mail may be delayed. Persons entitled to share certificates, cheques and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Common Shares were delivered until such time as the Offerors have determined that delivery by mail will no longer be delayed. The Offerors will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with the provisions of the section entitled “Notices and Delivery” in this Offer. Notwithstanding the provisions of the section entitled “Payment for Deposited Common Shares” in this Offer, certificates, cheques or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.	Dividends and Distributions; Liens

      Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offerors free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others and together with all rights and benefits arising therefrom, including, without limitation, and except as provided below, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares.

      If at any time after December 29, 2004 Wheaton should declare, make or pay any Distribution (in respect of Common Shares accepted for purchase pursuant to the Offer) which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of the Offerors or their nominees or transferees on the share registers maintained by or on behalf of Wheaton, then without prejudice to the Offerors’ rights under the section entitled “Conditions of the Offer” in this Offer, in the case of any cash dividend, distribution or payment in respect of the Common Shares, or in the case of any other Distribution, the whole of any such cash dividend, distribution, payment or other Distribution will be received and held by the depositing Shareholder for the account of and for the benefit of the Offerors and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offerors, accompanied by appropriate documentation of transfer. Pending such remittance, the Offerors will be entitled to all rights and privileges as owners of any such Distribution and may withhold the entire purchase price payable by the Offerors pursuant to the Offer or deduct from the purchase price payable by the Offerors pursuant to the Offer the amount or value of the Distribution, as determined by the Offerors in their sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under the section entitled “Certain Canadian Federal Income Tax Considerations” or “Certain United States Federal Income Tax Considerations” in the Circular.

11. Notices and Delivery

      Without limiting any other lawful means of giving notice, any notice to be given by the Offerors or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share registers maintained by or on behalf of Wheaton in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing. Except as otherwise required or permitted by Law, in the event of any interruption of or delay in mail services following mailing, the Offerors intend to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada or in the United States are not open for the deposit of mail, any notice which the Offerors or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX, the AMEX and the NYSE for dissemination through their facilities; (b) it is published once in the national edition of The Globe and Mail or The National Post and in daily newspapers of general circulation in each of the French and English languages in the City of Montreal, Québec; or (c) it is given to the Canada News Wire Service and the Dow Jones News Wire Service for dissemination through their facilities.

      The Offer, the Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares or made in such other manner as is permitted by applicable regulatory authorities and the Offerors will use their reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Common Shares when such list or listing is received.

      Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or at the address listed in the Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office.

12. Purchases of Common Shares Outside the Offer

      The Offerors will not acquire beneficial ownership of Common Shares while the Offer is outstanding, other than pursuant to the Offer.

13. Other Terms of the Offer

      No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of Goldcorp or any of their Affiliates in connection with the Offer other than as contained in the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offerors or any of their Affiliates or the Depositary for the purposes of the Offer.

      The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

      The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offerors may, in their sole discretion, take such action as they may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in any such jurisdiction. The foregoing shall not restrict the applicability to the Offer of the securities laws of the United States or any other applicable jurisdiction. However, Shareholders should be aware that the enforcement by holders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offerors are governed by the laws of Canada, that the majority of their respective officers and directors reside outside the United States, that some of the experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offerors and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

      The Offerors, in their sole discretion, shall be entitled to make a final and binding determination of all questions relating to the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

      The provisions of the Definitions, the Summary, the accompanying Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, including the instructions contained therein, form part of the terms and conditions of the Offer.

      The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer. The Offer and Circular will also constitute a part of the Offerors’ Registration Statement on Form F-10 to be filed with the SEC on December 29, 2004 and comprise the prospectus set forth in the Registration Statement on Form F-10. Shareholders are urged to refer to the accompanying Circular and, with respect to U.S. Shareholders, the Offerors’ Registration Statement on Form F-10, for additional information relating to the Offer, Goldcorp, Subco and Wheaton.

      Goldcorp and Subco will file with the SEC on December 29, 2004 a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the U.S. Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, Wheaton will file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rules 14d-9 and 14e-2 under the U.S. Exchange Act, setting forth the position of Wheaton’s board of directors with respect to the Offer and the reason for such position, and may file amendments thereto. A copy of these documents, and any amendments thereto, may be examined at, and copies obtained from, the SEC’s internet website at the address: http://www.sec.gov. These documents also can be obtained from the Information Agent by calling the telephone number set forth on the back page of this Offer and the Circular.

GOLDCORP INC.	GOLDCORP ACQUISITION ULC

(Signed) ROBERT R. MCEWEN Chief Executive Officer	(Signed) ROBERT R. MCEWEN Chief Executive Officer

DATED: December 29, 2004

CIRCULAR

      This Circular is furnished in connection with the Offer dated December 29, 2004 by the Offerors to purchase all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of stock options, warrants or other rights) on the basis of 0.25 of a Goldcorp Share for each Common Share. Shareholders should refer to the Offer for details of the terms and conditions, including details as to payment and withdrawal rights. The terms and conditions of the Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Appendix A (Pro Forma Financial Statements) also forms a part of this Circular. Defined terms used in the Offer are used in this Circular with the same meanings unless the context otherwise requires.

      The information concerning Wheaton contained in the Offer and this Circular has been taken from or is based upon publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although the Offerors have no knowledge that would indicate that any statements contained herein relating to Wheaton taken from or based upon such documents, records and sources are untrue or incomplete, neither the Offerors nor any of their officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Wheaton taken from or based upon such documents, records and sources, or for any failure by Wheaton to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offerors.

1.   Goldcorp and Subco

Goldcorp

      Goldcorp is a North American based gold producer. Goldcorp owns and acquires properties, explores for precious metals, develops mines and produces primarily gold. It is in the top ten gold producers globally, calculated on the basis of market capitalization. Goldcorp owns one of the highest-grade gold deposits in the world, the Red Lake Mine, which is located in Ontario, Canada and has produced more than 500,000 ounces of gold annually since 2001. The Red Lake Mine is the largest producing gold mine in Canada. The Company also produces gold at the Wharf Mine in the historic Lead mining area in the Black Hills of South Dakota in the United States. Goldcorp also owns an industrial minerals operation, Saskatchewan Minerals, in Saskatchewan, Canada. It produces sodium sulphate used primarily in the detergent industry. Goldcorp’s principal executive offices are located at Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8 (telephone: (416) 865-0326).

Documents Incorporated by Reference

      The following documents filed with the securities commissions or similar regulatory authorities in the provinces of Canada are specifically incorporated by reference in and form an integral part of this Circular, except to the extent that any statement made in any of such documents is modified or superseded by a statement in this Circular:

(a)	the Annual Information Form of Goldcorp dated May 14, 2004 for the year ended December 31, 2003;

(b)	the audited comparative consolidated financial statements of Goldcorp as at, and for the year ended, December 31, 2003, together with the auditors’ report thereon;

(c)	Management’s Discussion and Analysis of Goldcorp for the year ended December 31, 2003;

(d)	the unaudited comparative consolidated interim financial statements of Goldcorp as at, and for the nine-months ended, September 30, 2004;

(e)	Management’s Discussion and Analysis of Goldcorp for the nine-months ended September 30, 2004;

(f)	the Management Information Circular and Proxy Statement of Goldcorp dated March 31, 2004 distributed in connection with the annual and general meeting of shareholders of Goldcorp held on June 16, 2004 (excluding the sections entitled “Report on Executive Compensation”, “Performance Graph” and “Corporate Governance”);

(g)	the material change report of Goldcorp dated December 7, 2004 concerning Goldcorp’s intention to make the Offer; and

(h)	the material change report of Goldcorp dated December 24, 2004 concerning Goldcorp’s approval of the Offer and entering into the Acquisition Agreement.

      All documents of the type referred to above, and any material change reports (excluding confidential material change reports) and financial statements filed by Goldcorp with any securities commissions or similar regulatory authorities in Canada subsequent to the date of this Circular and prior to the Expiry Time shall be deemed to be incorporated by reference into this Circular.

      Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Goldcorp Inc., Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8 (telephone: (416) 865-0326). These documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. For the purpose of the Province of Québec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary at the above-mentioned address and telephone number or on SEDAR.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Subco

      Subco was formed under the laws of the Province of Nova Scotia on December 23, 2004 for the sole purpose of making the Offer. Subco is a wholly-owned subsidiary of Goldcorp. To date, Subco has engaged in no activities other than those incidental to its organization and the making of the Offer. The registered office of Subco is located at 1601 Lower Water Street, Halifax, Nova Scotia B3J 3P6 (telephone: (902) 425-6500). Subco’s principal executive offices are located at Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8 (telephone: (416) 865-0326).

Share Capital of Goldcorp

      The authorized capital of Goldcorp consists of an unlimited number of Goldcorp Shares. As of December 22, 2004, 189,980,188 Goldcorp Shares were outstanding.

      At a special meeting of shareholders of Goldcorp held on March 21, 2002, the shareholders of Goldcorp approved a special resolution authorizing the amendment of Goldcorp’s articles to subdivide each Goldcorp Share on a two-for-one basis. The record date for the subdivision was May 22, 2002 and additional Goldcorp Shares were distributed to shareholders of record in Canada on May 27, 2002 and in the United States on May 28, 2002. Following completion of the subdivision, the number of Goldcorp Shares outstanding increased to 181,942,348 (206,264,308 on a fully diluted basis).

      On April 30, 2002, Goldcorp completed an offering of 8,000,000 Goldcorp Shares and 4,000,000 share purchase warrants (“2002 Warrants”) for gross proceeds of $144 million. Subsequent to the two-for-one share split, each whole 2002 Warrant entitles the holder to purchase two Goldcorp Shares at a price of $12.50 per share at any time during the period ending April 30, 2007.

      In addition to the 2002 Warrants, Goldcorp also has 3,000,000 share purchase warrants outstanding, each of which entitles the holder to acquire two Goldcorp Shares, at any time on or before May 13, 2009, at a total price of C$20.00 (C$10.00 per share).

      Assuming that all of the Common Shares outstanding as of December 17, 2004 (assuming full exercise of all outstanding Wheaton Options and Wheaton Warrants that are currently exercisable to acquire Common Shares) are deposited to the Offer and that the Offerors take up and pay for all of such Common Shares under the Offer, Goldcorp will issue approximately 192,355,455 Goldcorp Shares, subject to adjustment for fractional interests as described in the Offer.

Price Range and Trading Volume of Goldcorp Shares

      The following table sets forth, for the periods indicated, the reported high and low sale prices and the aggregate volume of trading of the Goldcorp Shares on the TSX and on the NYSE.

	TSX			NYSE

Period	High	Low	Volume	High	Low	Volume

	(C$)	(C$)	(000’s)	($)	($)	(000’s)
2002
October - December	20.50	14.85	70,209	13.41	9.45	113,744
2003
January - March	20.59	13.95	63,724	13.07	9.55	947,100
April - June	17.10	14.59	41,756	12.72	10.10	705,300
July - September	20.06	15.14	40,048	14.89	10.94	550,500
October - December	23.80	18.46	48,905	18.30	13.73	769,300
2004
January - March	20.84	17.40	52,250	16.27	13.08	132,071
April - June	19.35	14.56	59,516	14.78	10.50	108,906
July - September	17.50	14.68	33,512	13.86	11.00	75,740
October - December 23	18.91	16.25	72,191	15.62	13.15	115,982

      Goldcorp announced the Offerors’ intention to make the Offer on December 5, 2004. On December 3, 2004 (being the last full day on which the Goldcorp Shares traded publicly prior to the announcement of Goldcorp’s intention to make the Offer), the closing prices of the Goldcorp Shares on the TSX and NYSE were C$17.15 and $14.34, respectively. On December 23, 2004, the closing prices of the Goldcorp Shares on the TSX and NYSE were C$18.91 and $15.34, respectively.

Risk Factors

      Goldcorp’s operations and financial performance are subject to the normal risks of mining and are subject to various factors which are beyond its control; certain of these risk factors are described below:

      Gold Price Volatility. Goldcorp’s earnings are directly related to the price of gold as its revenues are derived primarily from gold mining. Goldcorp’s current policy is not to engage in gold hedging activities. Gold prices fluctuate widely and are affected by numerous factors beyond Goldcorp’s control, including central bank sales, producer hedging activities, expectations of inflation, the relative exchange rate of the US dollar with other major currencies, global and regional demand and political and economic conditions and production costs in major gold producing regions. The effect of these factors, individually or in the aggregate, on the price of gold is impossible to predict with accuracy. Gold prices are also affected by worldwide production levels. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may adversely affect Goldcorp’s financial performance or results of operations. Further, if the market price of gold falls, profitability and cash flow will suffer and Goldcorp may experience losses and may curtail or suspend some or all of its exploration, development and mining activities.

      Dependence on the Red Lake Mine. Goldcorp’s operations at the Red Lake Mine currently account for almost all of Goldcorp’s gold production and revenue. In addition, Goldcorp’s principal exploration and development program is based at the Red Lake Mine. Any adverse development affecting the Red Lake Mine would have a material adverse effect on Goldcorp’s financial performance and results of operations and Goldcorp’s ability to implement its growth strategy or achieve its goals for cash product costs.

      Risks of Acquisitions. Although the successful completion of the Offer and Subsequent Acquisition Transaction would eliminate the need for Goldcorp to pursue additional acquisitions in the near future, Goldcorp will continue to actively evaluate opportunities to acquire additional gold mining assets and businesses. These acquisitions may be significant in size, may change the scale of Goldcorp’s business, and may expose Goldcorp to new geographic, political, operating, financial and geological risks. Goldcorp’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, acquire them on acceptable terms and integrate their operations successfully with those of Goldcorp. Any acquisitions would be accompanied by risks, such as the difficulty of assimilating the operations and personnel of any acquired companies; the potential disruption of Goldcorp’s ongoing business; the inability of management to maximize the financial and strategic position of Goldcorp through the successful incorporation of acquired assets and businesses; additional expenses associated with amortization of acquired intangible assets; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired assets and businesses. In addition, Goldcorp may need additional capital to finance an acquisition. Debt financing related to any acquisition will expose Goldcorp to the risk of leverage, while equity financing may cause existing shareholders to suffer dilution. There can be no assurance that Goldcorp would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, Goldcorp’s pursuit of any future acquisition may have a material adverse effect on its business, results of operations, financial condition, cash flows and liquidity. Should the Offer and Subsequent Acquisition Transaction be successfully completed, Goldcorp does not currently intend to pursue additional acquisitions.

      Competition for Mineral Lands. There is a limited supply of desirable mineral lands available for acquisition, claim staking, or leasing in the areas where Goldcorp contemplates expanding its operations and conducting exploration activities. Many participants are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records. Goldcorp may be at a competitive disadvantage in acquiring mining properties, as many of its competitors have greater financial resources and larger technical staffs than Goldcorp. Accordingly, there can be no assurance that Goldcorp will be able to compete successfully for new mining properties.

      Uncertainty of Reserve Estimates. Reserve estimates are imprecise and depend partly on statistical inferences drawn from drilling, which may prove to be unreliable. Future production could differ dramatically from reserve estimates for the following reasons:

•	mineralization or formations could be different from those predicted by drilling, sampling and similar examinations;

•	declines in the market price of gold may render the mining of some or all of Goldcorp’s reserves uneconomic;

•	increases in operating mining costs and processing costs could adversely affect reserves; and

•	the grade of reserves may vary significantly from time to time and there is no assurance that any particular level of gold may be recovered from the reserves.

      Any of these factors may require Goldcorp to reduce its reserve estimates or increase its costs. Short-term factors, such as the need for additional development of a deposit or the processing of new or different grades, may impair Goldcorp’s profitability. Should the market price of gold fall, Goldcorp could be required to materially write down its investment in mining properties or delay or discontinue production or the development of new projects.

      Cash Costs of Gold Production. Goldcorp’s cash production costs to produce an ounce of gold are dependent on a number of factors, including the grade of reserves. This is especially important at the Red Lake Mine, where the high grade has allowed Goldcorp to achieve very low cash production costs. In the future, the grades actually recovered by Goldcorp may differ from the estimated grades of the reserves. As these factors are beyond Goldcorp’s control, there can be no assurance that Goldcorp will continue to maintain its status as a low cash cost gold producer or achieve the current goals for its cash production costs.

      Mining Risks. The business of gold mining involves many risks and hazards, including environmental hazards, industrial accidents, labour force disruptions, the unavailability of materials and equipment, unusual or unexpected rock formations, pit slope failures, changes in the regulatory environment, weather conditions, cave-ins, rock bursts, water conditions and gold bullion losses. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. As a result, Goldcorp may incur significant costs that could have a material adverse effect upon its financial performance, liquidity and results of operations. In addition, any significant delay in the current shaft expansion program at the Red Lake Mine could have a material adverse effect upon financial performance and results of operations.

      Environmental Risks. Goldcorp’s activities are subject to extensive federal, provincial, state and local laws and regulations governing environmental protection and employee health and safety. Goldcorp is required to obtain governmental permits and provide associated financial assurance to carry on certain activities. Goldcorp is also subject to various reclamation and other bonding requirements under federal, state or provincial air, water quality and mine reclamation rules and permits. Although Goldcorp makes provisions for reclamation costs, it cannot be assured that these provisions will be adequate to discharge its obligations for these costs.

      Failure to comply with applicable environmental and health and safety laws can result in injunctions, damages, suspension or revocation of permits and imposition of penalties. There can be no assurance that Goldcorp has been or will be at all times in complete compliance with such laws, regulations and permits, or that the costs of complying with current and future environmental and health and safety laws and permits will not adversely affect Goldcorp’s business, results of operations or financial condition.

      Under certain environmental laws, Goldcorp could also be held responsible for the costs to address contamination at current or former facilities or third party sites. Goldcorp could also be held liable for exposure to such hazardous substances. Goldcorp is involved in various investigative and remedial actions. There can be no assurance that the costs of such actions would not be material.

      Environmental laws are complex, and have tended to become more stringent over time. Any changes in such laws or in the environmental conditions at Goldcorp’s mines could have a material adverse effect on Goldcorp’s financial condition, liquidity or results of operations.

      Uncertainty of Exploration and Development Programs. Goldcorp’s profitability is significantly affected by the costs and results of its exploration and development programs. As mines have limited lives based on proven and probable reserves, Goldcorp actively seeks to replace and expand its reserves, primarily through exploration and development and, in the future, may do so through strategic acquisitions, as well. Exploration for minerals is highly speculative in nature, involves many risks and frequently is unsuccessful. Among the many uncertainties inherent in any gold exploration and development program are the location of economic ore bodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. Assuming the discovery of an economic deposit, depending on the type of mining operation involved, several years may elapse from the initial phases of drilling until commercial operations are commenced and, during such time, the economic feasibility of production may change. Accordingly, Goldcorp’s exploration and development programs may not result in any new economically viable mining operations or yield new reserves to replace and expand current reserves. In the event that new reserves are not discovered, Goldcorp may not be able to sustain production beyond the current mine life, based on current production rates.

      Capital Intensive Industry; Uncertainty of Funding. Mining operations require a substantial amount of capital prior to the commencement of, and in connection with, the actual production of gold. Such capital requirements relate to the costs of, among other things, acquiring mining claims and properties, obtaining government permits, exploration and delineation drilling to determine the underground configuration of the deposit, designing and constructing the mine and processing facilities, purchasing and maintaining mining equipment, and complying with financial assurance requirements established by various regulatory agencies regarding the future restoration and reclamation activities for each property.

      Laws and Regulations. Goldcorp’s mining operations and exploration activities are subject to extensive federal, provincial, state and local laws and regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health and safety, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mines and other facilities. Such laws and regulations are subject to constant change and amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on Goldcorp, causing a reduction in levels of production and delay or prevent the development of new mining properties.

      Dependence on Key Personnel. Goldcorp is dependent upon the services of key management personnel. The loss of any of these key personnel, if not replaced, could have a material adverse effect on Goldcorp’s business and its operations. Goldcorp currently does not have key person insurance on these individuals.

      Dependence on Dynatec Corporation. Goldcorp does not employ its own underground mining personnel at the Red Lake Mine. Goldcorp has outsourced its needs for underground mining personnel at the Red Lake Mine under a contract with Dynatec Corporation (“Dynatec”) which expires on December 31, 2006. During development of the mine in 1999 and 2000, Dynatec was the underground development and construction contractor and, since completion, has continued as the underground mining services contractor. Under the contract, Dynatec will receive incentive payments for achieving specified levels of tonnage production. Goldcorp relies exclusively on Dynatec to bring ore at the Red Lake

Mine to the surface for processing. Any interruption in, or problems with, the mining services provided by Dynatec could lead to disruption of mining operations at the Red Lake Mine and adversely affect Goldcorp’s gold production.

      Currency Fluctuations. Goldcorp’s operating results and cash flow are significantly affected by changes in the US/Canadian dollar exchange rate. Exchange rate movements can have a significant impact as substantially all of Goldcorp’s revenues are earned in US dollars but the majority of its operating and capital expenditures are in Canadian dollars. Generally, Goldcorp does not engage in currency hedging activities.

      Volatility of Share Price. The price of Goldcorp Shares may be highly volatile due to factors such as the following, some of which are beyond Goldcorp’s control:

•	fluctuations in the price of gold;

•	variations in grade estimates;

•	variations in Goldcorp’s operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to Goldcorp’s future financial performance, including financial estimates by securities analysts and investors;

•	changes in market valuations of other gold companies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Goldcorp or its competitors;

•	additions or departures of key personnel; and

•	future sales of Goldcorp Shares.

      In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Goldcorp Shares, regardless of its actual operating performance.

      Potential Conflicts of Interest. Goldcorp owns approximately 49% of the outstanding voting securities in Lexam Explorations Inc. (“Lexam”), an exploration and development company which is largely inactive due to insufficient financial resources. Mr. Robert McEwen, the chair and Chief Executive Officer and a director of Goldcorp, is also a director and officer of Lexam. Three of the other executive officers of Goldcorp are also officers of Lexam. As a result, there may be potential conflicts of interest that arise for these shared personnel, including, among other things, the allocating of corporate opportunities and their time and effort between the two companies. Such conflicts will need to be resolved through the exercise by these individuals of judgment consistent with their respective fiduciary duties to Goldcorp and Lexam.

      Risk that Subsequent Acquisition Transaction may not Occur, resulting in Taxable Transaction for U.S. Holders. If the Offerors take up and pay for Common Shares validly deposited under the Offer, the Acquisition Agreement requires the Offerors to effect the Subsequent Acquisition Transaction. It is possible, however, that the Subsequent Acquisition Transaction may not occur as provided in the Acquisition Agreement or, even if the Subsequent Acquisition Transaction is completed as contemplated in the Acquisition Agreement, certain requirements of United States federal income tax law may not be met in connection with that transaction. In either event, the transfer of the Common Shares pursuant to the Offer or the Subsequent Acquisition Transaction would be a taxable disposition of such shares for U.S. Holders, and the U.S. Holders would recognize gain or loss on the disposition equal to the difference between the U.S. dollar equivalent of the fair market value of the Goldcorp Shares received and the U.S. Holder’s adjusted tax basis in the Common Shares surrendered in exchange therefor. Please see the section entitled “Certain United States Federal Income Tax Considerations” below.

2.   Wheaton

      Wheaton is engaged in the acquisition, exploration and operation of precious metal properties. The principal products and sources of cash flow for Wheaton are gold, silver and copper. Wheaton’s primary operating properties consist of an indirect 37.5% interest in the Bajo de la Alumbrera gold-copper mine in Argentina, a 100% interest in the San Dimas, San Martin and Nukay gold-silver mines in Mexico and a 100% interest in the Peak gold mine in Australia. Wheaton also has 100% interests in the Los Filos gold development project in Mexico and the Amapari gold project in Brazil, which is under construction. In addition, Wheaton owns approximately 64% of Chap Mercantile Inc.

      Wheaton is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and with the SEC. Such documents are available without charge at www.sedar.com and www.sec.gov. Wheaton’s principal executive offices are located at 1560-200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L6 (telephone: (604) 696-3000).

Share Capital of Wheaton

      Wheaton has represented in the Acquisition Agreement that, as at December 17, 2004, there were (i) 572,135,538 Common Shares outstanding, (ii) 20,931,497 Common Shares in aggregate set aside for issue under the Wheaton Options and (iii) an aggregate of 176,354,783 Common Shares set aside for issue under the Wheaton Warrants.

Price Range and Trading Volume of Common Shares

      The following table sets forth, for the periods indicated, the reported high and low sale prices and the aggregate volume of trading of the Common Shares on the TSX and on the AMEX.

	TSX			AMEX

Period	High	Low	Volume	High	Low	Volume

	(C$)	(C$)	(000’s)	($)	($)	(000’s)
2002
October - December	1.47	0.94	70,457	1.00	0.60	11,729
2003
January - March	1.77	1.10	173,260	1.14	0.76	66,389
April - June	1.70	1.18	165,107	1.27	0.81	68,301
July - September	2.89	1.68	316,198	2.13	1.21	183,836
October - December	4.19	2.40	429,117	3.21	1.79	348,107
2004
January - March	4.48	3.39	450,356	3.42	2.55	368,572
April - June	4.34	3.25	537,888	3.32	2.37	306,404
July - September	3.97	3.10	279,707	3.15	2.33	170,262
October - December 23	4.39	3.70	409,900	3.68	3.03	277,853

      Goldcorp announced the Offerors’ intention to make the Offer on December 5, 2004. On December 3, 2004 (being the last full day on which the Common Shares traded publicly prior to the announcement of Goldcorp’s intention to make the Offer), the closing prices of the Common Shares on the TSX and AMEX were C$3.76 and $3.19, respectively. On December 23, 2004, the closing prices of the Common Shares on the TSX and AMEX were C$3.92 and $3.19, respectively.

3.   Background to the Offer

      Over the past three years, Goldcorp’s management has actively monitored the gold mining industry and examined many companies to identify the best growth opportunities for Goldcorp. During this period, management carried out detailed due diligence on particular companies and situations to assess the attractiveness of a property purchase, corporate merger, sale or take-over.

      As the gold industry continues to consolidate, it is increasingly commonplace for heads of companies to have exploratory discussions about possible combinations. Goldcorp was no different, although its standards were higher than most particularly relating to future profitability, return on investment and timing of transaction.

      The recent public announcement that Mr. Robert McEwen, Chairman and Chief Executive Officer of Goldcorp, has decided to step down as Chief Executive Officer and the need to hire a new Chief Executive Officer adds another important element to Goldcorp’s corporate growth plan and strategy. It is regarded as essential that the preferred candidate for Chief Executive Officer have a strong entrepreneurial background combined with industry expertise.

Acquisition Agreement with Wheaton

      In September 2004, Goldcorp received an analysis prepared by GMP Securities Ltd. (“GMP”) (subsequently retained by Goldcorp as its financial advisor and dealer manager for the Offer) in respect of a possible combination with Wheaton.

      On October 21, 2004, Mr. McEwen attended a Canadian Institute of Mining luncheon at which Mr. Ian Telfer, Chairman and Chief Executive Officer of Wheaton, made a presentation. Mr. McEwen left the luncheon with a new appreciation for Wheaton’s growing production profile, cash flow, exploration prospects, entrepreneurial success and the strong management capabilities and industry expertise of Mr. Telfer and Wheaton’s senior management team. These observations led to the idea that a combination of Goldcorp and Wheaton would create a very strong and attractive gold company with great growth prospects and address Goldcorp’s senior management needs.

      As a result, Goldcorp began exploring the possibility of a combination with Wheaton and asked GMP to provide an updated analysis of Wheaton. The updated analysis was circulated to the Goldcorp board of directors. Shortly thereafter, Mr. McEwen and Dr. Donald Quick, a member of the Special Committee of Goldcorp (defined below), met with senior management of Wheaton to discuss a possible transaction.

      Mr. Telfer made a presentation to the Special Committee and also to the Goldcorp board on November 22, 2004 regarding a possible combination of Goldcorp and Wheaton. In addition, Rothschild Inc., the financial advisors to the Special Committee, advised the board that, among other things, a combination with Wheaton could be successfully marketed. Discussions between Goldcorp and Wheaton continued thereafter.

      On December 4, 2004, the Goldcorp board met with representatives of GMP following which the board voted to enter into an agreement in principle with Wheaton subject to, among other things, a due diligence review.

      On December 5, 2004, Mr. McEwen and Mr. Telfer, together with representatives from GMP and the legal advisors to Goldcorp and Wheaton, met in Toronto to negotiate the terms of an agreement in principle. As a result, Goldcorp and Wheaton entered an agreement in principle which provided for Goldcorp to make a take-over bid for Wheaton on the basis of one Goldcorp Share for every four Common Shares of Wheaton.

      On December 6, 2004, Goldcorp and Wheaton issued a joint press release announcing the proposed take-over bid transaction and Mr. McEwen and Mr. Telfer jointly held a conference call to discuss the proposed take-over bid transaction.

      At a meeting of the board of directors of Goldcorp on December 22, 2004, subject to finalizing terms of the agreement, the board unanimously approved entering into the Acquisition Agreement with Wheaton. The board also determined that, for the purposes of the Acquisition Agreement and based on, among other things, an opinion letter from GMP, the proposed take-over bid by Glamis Gold Ltd. (referred to below) is not a Superior Proposal (as defined in the Acquisition Agreement) to the Wheaton transaction.

Discussions with Glamis

      In November 2003, Mr. McEwen commenced discussions with Mr. C. Kevin McArthur, President and Chief Executive Officer of Glamis Gold Ltd. (“Glamis”), regarding a possible transaction involving Goldcorp and Glamis. In December 2003, Goldcorp and Glamis entered into a confidentiality agreement and conducted due diligence investigations of each other.

      In February 2004, Goldcorp retained Rothschild Inc. (“Rothschild”) as its lead financial advisor to assist Goldcorp in reviewing its strategic options and to provide advice to it in respect of any possible transactions. Rothschild advised the board of directors of Goldcorp that Glamis was the least attractive of the alternatives considered. Accordingly, Mr. McEwen advised Mr. McArthur that Goldcorp would not be proceeding further.

      Discussions between Glamis and Goldcorp ceased in the spring of 2004 without any formal proposal being made by either party.

      In July 2004, in a meeting between Glamis and Rothschild, the possibility of resuming discussions with Goldcorp was raised. Mr. McEwen instructed Rothschild to advise Glamis to make a proposal in the event that it was interested in resuming discussions with Goldcorp. Glamis made a proposal to Goldcorp in September 2004, which was revised in October 2004. Following receipt of the proposal from Glamis, the Goldcorp board of directors established a special committee of independent directors (the “Special Committee”) to review the proposal. The Special Committee retained independent legal advisors and Rothschild as its independent financial advisors to advise it with respect to the proposal.

      The Special Committee met with Glamis in early November 2004 to negotiate the terms of a possible transaction involving Goldcorp and Glamis. On November 10, 2004, the Special Committee, together with Rothschild who had determined that the Glamis proposal, on balance, appeared reasonable, presented the terms of a proposed transaction with Glamis to the board. On November 22, 2004, in a split vote, the Special Committee recommended to the board that it accept the Glamis proposal. In a split vote, the Goldcorp board did not approve the Glamis proposal.

      Glamis was advised that its proposal had not been accepted. The discussions and negotiations between Goldcorp and Glamis therefore terminated.

      On December 16, 2004, Glamis publicly announced its intention to make a take-over bid for Goldcorp in a press release dated December 16, 2004. Glamis said that it intends to make the offer on the following terms and conditions:

•	each Goldcorp shareholder will be offered 0.89 of a Glamis common share for each Goldcorp Share which values Goldcorp at $17.80 per Goldcorp Share and represents a premium of 22.6% based on the volume-weighted average trading price for both companies for the previous 30 trading days on the NYSE;

•	a minimum of 66 2/3% of Goldcorp Shares on a fully-diluted basis are tendered to the bid;

•	Goldcorp does not acquire or enter into any commitment to acquire shares or enter into any material agreement with Wheaton;

•	any Goldcorp offer or agreement with Wheaton must be conditional on the Glamis take-over bid not being successful and must be capable of being terminated by Goldcorp without payment or penalty if the Glamis take-over bid is successful; and

•	approval by a simple majority of Glamis common shares voted at a shareholders meeting.

      On December 16, 2004, legal counsel to Glamis also sent a letter to the Goldcorp board of directors expressing the view that shareholders of Goldcorp be permitted to tender their Goldcorp Shares to Glamis’s proposed bid. On December 20, 2004, a press release was issued by Glamis summarizing the contents of the letter to the board of directors.

      With the exception of a break fee that was part of Glamis’s prior proposal, the terms of the proposed bid are substantially the same as the proposal which was made by Glamis and not accepted by the Goldcorp board on November 22, 2004.

      On December 17, 2004, Goldcorp issued a press release advising that, in the event a take-over bid circular is sent by Glamis to Goldcorp’s shareholders, Goldcorp will review and evaluate the Glamis bid.

4.   Agreements Relating to the Offer

Acquisition Agreement

      The Acquisition Agreement dated December 23, 2004 between Goldcorp and Wheaton sets forth, among other things, the terms and conditions upon and subject to which the Offer is to be made by the Offerors. The following is a summary of the principal terms of the Acquisition Agreement.

Conditions of the Offer

      Please see the section entitled “Conditions of the Offer” in the Offer for a detailed list of the conditions of the Offer.

Waivers of Conditions

      The Acquisition Agreement provides that the Offerors will not amend or vary the terms and conditions of the Offer, except to increase the value of the consideration payable thereunder or to extend the Expiry Time, from time to time, to a date not later than: (i) 120 calendar days after the date of the Offer in the event that any of the conditions in paragraphs (e), (f), (g), (i) or (j) under the section entitled “Conditions of the Offer” in the Offer have not been satisfied or waived by the Offerors or if an Alternative Transaction has been proposed and is continuing; and (ii) in any other case, 60 calendar days after the date of the Offer. However, the Offerors may waive any one or more of the conditions of the Offer, in their sole discretion, except the Minimum Tender Condition. The Minimum Tender Condition may be waived by the Offerors only with the prior written consent of Wheaton.

Management and Directors

      If the Minimum Tender Condition is satisfied and the Offerors take up and pay for Common Shares under the Offer, Goldcorp and Wheaton will use all reasonable efforts to cause their respective boards of directors to pass such resolutions and to take such other actions as may be required in order that: (i) the number of directors of Goldcorp will be increased to ten, with five directors of Goldcorp to be nominated by Ian Telfer, on behalf of Wheaton, remaining as directors of Goldcorp and five current directors of Wheaton nominated by Robert McEwen, on behalf of Goldcorp, becoming directors of Goldcorp; (ii) Ian Telfer will become a director of Goldcorp and will be appointed as Chief Executive Officer of Goldcorp; (iii) Robert McEwen will remain as a director and the Chair of Goldcorp; and (iv) all of the directors of Wheaton will be replaced by nominees of Goldcorp to be determined by the board of directors of Goldcorp following the appointments referred to in (i) above.

Subsequent Acquisition Transaction

      If the Minimum Tender Consideration is satisfied and the Offerors take up and pay for Common Shares under the Offer, Goldcorp and Wheaton shall take all necessary steps to proceed with, as soon as practicable and in any event within 120 days following the Expiry Time, the Subsequent Acquisition Transaction so that Goldcorp may thereby acquire all of the Common Shares that were not acquired by the Offerors under the Offer. The consideration offered under the Subsequent Acquisition Transaction will be at least equal in value to and in the same form as the consideration offered under the Offer.

Treatment of Wheaton Options and Wheaton Warrants

      The Acquisition Agreement contains provisions relating to the treatment of Wheaton Options and Wheaton Warrants, as set out below.

(a)	No offer shall be made by the Offerors for Wheaton Options. Subject to obtaining all necessary regulatory and shareholder approvals, the board of directors of Wheaton may take the necessary actions to provide that (i) each Wheaton Option holder, other than the directors of Wheaton or the senior officers of Wheaton, may, at his or her option, request that Wheaton fund the exercise price payable by such option holder against receipt of a written direction to repay the amount of such funding from the proceeds of the sale by the Depositary (or such other person as Wheaton and Goldcorp may agree) for and on behalf of such option holders of such number of Goldcorp Shares to be received by such holder for the Common Shares tendered to the Offer pursuant to the exercise of his or her options that is sufficient to repay the amount of such funding, or (ii) each Wheaton Option holder may, at his or her option, in the case of Wheaton Option holders other than the directors of Wheaton or the senior officers of Wheaton, or shall, in the case of Wheaton Option holders who are directors of Wheaton or senior officers of Wheaton, receive upon the exercise of such options after a Subsequent Acquisition Transaction in accordance with the terms of such options, and shall accept in lieu of the number of Common Shares otherwise issuable upon such exercise, the number of Goldcorp Shares (rounded down to the nearest whole number) which such holder would have been entitled to receive as a result of the Offer, if such holder had been the registered holder of the number of Common Shares to which such holder was entitled upon such exercise immediately prior to the effective time of a Subsequent Acquisition Transaction. Any such action shall be conditional upon the take up of Common Shares under the Offer.

(b)	No offer shall be made by the Offerors for Wheaton Warrants. Upon the exercise of any such warrants after a Subsequent Acquisition Transaction, the holder of any such Wheaton Warrants shall receive, in lieu of the number of Common Shares otherwise issuable upon such exercise, that number of Goldcorp Shares (rounded down to the nearest whole number) which such holder would have been entitled to receive as a result of the Offer, if such holder had been the registered holder of the number of Common Shares to which such holder was entitled upon such exercise immediately prior to the effective time of a Subsequent Acquisition Transaction.

(c)	Goldcorp shall take all necessary steps (including seeking all necessary regulatory and shareholder approvals and executing assumption agreements) to ensure that all Wheaton Options (both vested and unvested) and Wheaton Warrants outstanding immediately prior to the effective time of a Subsequent Acquisition Transaction will, as a result of the amalgamation to take place to effect such Subsequent Acquisition Transaction, subject to receipt of such regulatory and shareholder approvals, become securities of Goldcorp exercisable to purchase Goldcorp Shares on the basis described in paragraphs (a) and (b) above and, in the case of the Wheaton Warrants, subject to applicable listing requirements, be listed and posted for trading on such stock exchanges as the Wheaton Warrants are listed and posted for trading on immediately prior to the effective time of such Subsequent Acquisition Transaction.

Representations, Warranties and Covenants of Goldcorp

      The Acquisition Agreement contains customary representations and warranties on the part of Goldcorp relating to, among other things: Goldcorp’s corporate status and reporting issuer status; Goldcorp’s capitalization; Goldcorp’s authority to enter into the Acquisition Agreement; and the approval of the board of directors of Goldcorp of the Offer. The representations and warranties also address various matters relating to the business, operations and properties of Goldcorp and its subsidiaries including: material contracts; the absence of any Material Adverse Changes; pension and employment matters; the accuracy of Goldcorp’s financial statements, corporate records and minute books; the absence of undisclosed litigation that would have a Material Adverse Effect; assurances relating to title to properties and the condition of assets; insurance; environmental matters; tax matters; intellectual property; and compliance with applicable laws.

      The Acquisition Agreement also contains customary negative and positive covenants by Goldcorp. Goldcorp has agreed to conduct its business in the ordinary course consistent with past practice unless otherwise permitted under the Acquisition Agreement.

Representations, Warranties and Covenants of Wheaton

      The Acquisition Agreement contains customary representations and warranties of Wheaton relating to, among other things: Wheaton’s corporate status and reporting issuer status; Wheaton’s capitalization; Wheaton’s authority to enter into the Acquisition Agreement; and the approval of the board of directors of Wheaton of its recommendation regarding the Offer. The representations and warranties also address various matters relating to the business, operations and properties of Wheaton and its subsidiaries including: material contracts; the absence of any Material Adverse Changes; pension and employment matters; the accuracy of Wheaton’s financial statements, corporate records and minute books; the absence of undisclosed litigation that would have a Material Adverse Effect; assurances relating to title to properties and the condition of assets; insurance; environmental matters; tax matters; intellectual property; and compliance with applicable laws.

      Furthermore, Wheaton has covenanted to carry on business only in the usual course consistent with past practice unless Goldcorp otherwise agrees in writing or as otherwise permitted or contemplated in the Acquisition Agreement.

Goldcorp Shareholder Meeting

      The Acquisition Agreement requires Goldcorp to convene a special meeting of its shareholders by February 4, 2005 for the purpose of considering an ordinary resolution to approve the issuance by Goldcorp of the Goldcorp Shares pursuant to the Offer and the Subsequent Acquisition Transaction. In connection therewith, Goldcorp must prepare a management information circular in accordance with Securities Laws, and send it to the shareholders of Goldcorp and file it with the applicable securities regulatory authorities in accordance with Securities Laws. The resolution must be passed by at least a majority of the Goldcorp Shares voted on the resolution at the meeting.

No Solicitation

      Each of Wheaton and Goldcorp has agreed that it will not, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding any Alternative Transaction, (ii) participate in any discussions or negotiations regarding any Alternative Transaction, (iii) approve or recommend any Alternative Transaction, or (iv) accept, support or enter into any agreement, arrangement or understanding related to any Alternative Transaction. Each of Wheaton and Goldcorp has also agreed to (i) immediately cease and cause to be terminated all existing discussions or negotiations, directly or indirectly, with any person with respect to any Alternative Transaction, (ii) refrain from waiving or varying any terms or conditions of any confidentiality or non-disclosure or standstill agreement entered into prior to the date of the Acquisition Agreement between Wheaton and any person considering any Alternative Transaction and will immediately request the return (or the deletion from retrieval systems and data bases or the destruction) of all information provided by it, directly or indirectly, to any such person, (iii) in the case of Wheaton, promptly reaffirm its recommendation that Wheaton Shareholders accept the Offer after a determination by the board of directors of Wheaton that any Alternative Transaction that has been publicly disclosed is not a Superior Proposal, and (iv) in the case of Goldcorp, promptly recommend that Goldcorp’s shareholders not accept any Alternative Transaction that is publicly announced after a determination by the board of directors of Goldcorp that any such Alternative Transaction is not a Superior Proposal (and shall include such recommendation in any directors’ circular or other document sent to Goldcorp’s shareholders in response to any such Alternative Transaction).

      Notwithstanding the foregoing, the board of directors of Wheaton or Goldcorp may consider or participate in discussions and enter into confidentiality agreements regarding a bona fide Alternative Transaction that did not result from a breach of the terms of the Acquisition Agreement and is or could reasonably be expected to be a Superior Proposal.

Notice of Alternative Transaction

      Each of Wheaton and Goldcorp must immediately notify the other, at first orally and then promptly in writing, of any Alternative Transaction that becomes known to it, or any amendment to any Alternative Transaction, or any request for information relating to it or any of its subsidiaries in connection with any Alternative Transaction or for access to the properties, books or records of it or any of its subsidiaries by any person that may be proposing, or has made a proposal for, any Alternative Transaction. Such notice shall include (i) a description of the material terms and conditions of such Alternative Transaction, (ii) the identity of the person making such Alternative Transaction, inquiry or contact, and (iii) such other details of such Alternative Transaction, inquiry, contact, discussions or negotiations as Goldcorp or Wheaton, as applicable, may reasonably request. Each of Wheaton and Goldcorp shall, upon request from the other, provide further notices of the status (including any change to the material terms) of any such Alternative Transaction or inquiry or contact.

Proceeding with a Superior Proposal

      Wheaton may accept, approve or recommend or enter into an agreement, understanding or arrangement to proceed with a Superior Proposal in respect of which there has been no breach of the terms of the Acquisition Agreement and withdraw, modify or change its recommendation concerning the Offer in connection with a Superior Proposal, but only if:

(a)	Wheaton has provided Goldcorp with a copy of all documentation (including unexecuted final documentation) relating to the Superior Proposal (provided Goldcorp agrees to requirements as to the confidentiality to be afforded in respect of that Superior Proposal that the person proposing such Superior Proposal may reasonably request);

(b)	a period (the “Response Period”) of five business days shall have elapsed from the date on which Goldcorp received written notice from the board of directors of Wheaton that the board of directors of Wheaton determined to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal; and

(c)	the board of directors of Wheaton has considered any amendment to the terms of the Offer that increases or modifies the consideration (or value of the consideration) to be received by the Shareholders proposed by Goldcorp before the end of the Response Period and determined by formal resolution, in good faith, acting reasonably after consultation: (i) with its financial advisers, that the Superior Proposal is more favourable to Shareholders from a financial point of view than the Offer (with the amendments, if any, proposed by Goldcorp); and (ii) with its outside legal counsel, that the failure to enter into a binding agreement in respect of the Superior Proposal would be inconsistent with its fiduciary duties.

      Goldcorp may accept, approve or recommend or enter into an agreement, understanding or arrangement to proceed with a Superior Proposal in respect of which there has been no breach of the terms of the Acquisition Agreement, but only if:

(a)	Goldcorp has provided Wheaton with a copy of all documentation (including unexecuted final documentation) relating to the Superior Proposal (provided Wheaton agrees to requirements as to the confidentiality to be afforded in respect of that Superior Proposal that the person proposing such Superior Proposal may reasonably request); and

(b)	the board of directors of Goldcorp has determined by formal resolution, in good faith, acting reasonably after consultation: (i) with its financial advisers, that the Superior Proposal is more favourable to Goldcorp from a financial point of view than the Offer; and (ii) with its outside legal counsel, that the failure to enter into a binding agreement in respect of the Superior Proposal would be inconsistent with its fiduciary duties.

Right to Match

      During the Response Period, Goldcorp will have the right, but not the obligation, to offer to amend the terms of the Offer. The board of directors of Wheaton will review any such proposal by Goldcorp to amend the terms of the Offer, including, without limitation, an increase in, or modification of, the consideration to be received by the Shareholders (or value of such consideration), in good faith, acting reasonably in consultation with its financial advisers and outside legal counsel, to determine whether the Alternative Transaction to which Goldcorp is responding would be a Superior Proposal when assessed against the Offer as it is proposed by Goldcorp to be amended. If the board of directors of Wheaton does not determine that the Alternative Transaction is a Superior Proposal, the board of directors of Wheaton will promptly reaffirm its recommendation of the Offer (as so amended by Goldcorp).

Termination

      The Acquisition Agreement may be terminated, by written notice promptly given to the other party, at any time prior to the time the Offerors first take up and pay for Common Shares under the Offer:

(a)	by either Goldcorp or Wheaton, if the Offerors shall not have taken up and paid for Common Shares under the Offer on or before the date upon which the Expiry Time occurs, or Goldcorp or Wheaton, as applicable, shall have concluded, acting reasonably, that a condition to the Offer is not capable of satisfaction on or before the Expiry Time (except where the Acquisition Agreement may be terminated under paragraph (i) below), unless the reason for the Offerors not so taking up and paying for the Common Shares or for the relevant condition not being capable of satisfaction is due to the failure of the party seeking to terminate the Acquisition Agreement to perform any of the obligations under the Acquisition Agreement required to be performed by such party;

(b)	by Goldcorp, if the Offer terminates or expires at the Expiry Time without the Offerors taking up and paying for any Common Shares due to the non-satisfaction of any condition set forth in the Offer that has not been waived, other than as a result of Goldcorp’s failure to perform any of its obligations under the Acquisition Agreement;

(c)	by either Goldcorp or Wheaton, if the board of directors of Wheaton shall withdraw, modify or change its recommendation concerning the Offer to proceed with an Alternative Transaction in accordance with the Acquisition Agreement;

(d)	by Goldcorp, if the board of directors of Wheaton approves, recommends or accepts, or enters into any agreement, undertaking or arrangement in respect of, an Alternative Transaction;

(e)	by either Goldcorp or Wheaton, if the board of directors of Goldcorp determines to accept, approve, recommend, or enter into an agreement, understanding or arrangement to proceed with an Alternative Transaction;

(f)	by Wheaton, if the board of directors of Goldcorp approves, recommends or accepts, or enters into any agreement, undertaking or arrangement in respect of an Alternative Transaction;

(g)	by either Goldcorp or Wheaton, if the other party shall not have complied or cannot comply in all material respects with such other party’s covenants and obligations under the Acquisition Agreement to be complied with at or prior to the Expiry Time, or if any of the representations and warranties of such other party under the Acquisition Agreement are not true and correct in all respects, in the case of representations and warranties qualified by materiality, and in all material respects in the case of all other representations and warranties;

(h)	by Wheaton, if there shall have occurred after the date of the Acquisition Agreement any Material Adverse Change of Goldcorp;

(i)	by either Goldcorp or Wheaton, if the shareholders of Goldcorp do not approve the issuance by Goldcorp of Goldcorp Shares pursuant to the Offer and Subsequent Acquisition Transaction by at least a majority of the votes cast by the shareholders of Goldcorp, present in person or represented by proxy, at the special meeting of shareholders of Goldcorp called to consider an ordinary resolution to approve such issuance; or

(j)	by either Goldcorp or Wheaton, if an Alternative Transaction in respect of the other party is completed.

Termination Fee

      The Acquisition Agreement provides that Wheaton is required to pay to Goldcorp a termination fee of $35 million if the Acquisition Agreement is terminated in the circumstances described in paragraphs (c) or (d) under “— Termination” above or if the board of directors of Wheaton fails to reaffirm its recommendation of the Offer by press release within a reasonable time after the public announcement or commencement of any Alternative Transaction or on or after December 5, 2004 and prior to the Expiry Time, an Alternative Transaction in respect of Wheaton is publicly announced or any person has publicly announced an intention to make an Alternative Transaction and, such Alternative Transaction either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (A) the Offer is not completed as a result of the Minimum Tender Condition not having been met and (B) such Alternative Transaction is completed on or prior to September 30, 2005.

      The Acquisition Agreement provides that Goldcorp is required to pay to Wheaton a termination fee of $35 million if the Acquisition Agreement is terminated in the circumstances described in paragraphs (e), (f) or (i) under “— Termination” above or on or after December 5, 2004 and prior to the Expiry Time, an Alternative Transaction in respect of Goldcorp is publicly announced or any person has publicly announced an intention to make an Alternative Transaction, such Alternative Transaction either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (A) the Offer is not commenced or completed and (B) such Alternative Transaction is completed on or prior to September 30, 2005.

      In the event that the Acquisition Agreement is terminated as a result of a party’s failure to comply with its respective covenants and obligations under the Acquisition Agreement or as a result of a party’s representations and warranties under the Acquisition Agreement not being true and correct in all respects and the terminating party has complied with its covenants and obligations and its representations and warranties are true and correct, that party is required to pay to the terminating party a termination fee of $35 million.

Ancillary Agreements

      Wheaton and Goldcorp entered into a standstill and confidentiality agreement dated as of December 3, 2004 (the “Standstill and Confidentiality Agreement”) pursuant to which both parties agreed, subject to certain exceptions, to hold confidential all information of the other party made available to it and its representatives in connection with the Offer for a period of 18 months from the date of such agreement. In addition, the Standstill and Confidentiality Agreement provides that for a period of 18 months commencing on the date of the Standstill and Confidentiality Agreement, neither party will acquire securities of the other party without the consent of the other party, and neither party will solicit the employees of the other party with whom they have come into contact in connection with the making of the Offer.

5.	Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for the Combined Company

Strategic Rationale for the Offer

      The strategic rationale for the Offer is the creation of a combined company having the following attributes:

•	Production — 2005 gold production expected to be in excess of 1.1 million ounces at a total cash cost of less than $60 per ounce (taking into account credit from the production of other minerals);

•	Growth — annual production expected to grow to 1.5 million ounces of gold by 2007;

•	Balance Sheet — strong balance sheet with over $500 million in cash and gold bullion, with no debt;

•	Reserves — proven and probable reserves of 10.5 million ounces of gold plus additional measured and indicated resources of 9.5 million ounces of gold as of December 31, 2003, all of which are unhedged;

•	Liquidity — combined daily average trading liquidity of over $60 million; and

•	Market Capitalization — expected to be approximately $5 billion.

Purpose of the Offer

      The purpose of the Offer is to enable the Offerors to acquire all of the Common Shares. If the conditions of the Offer are satisfied or waived and the Offerors take up and pay for the Common Shares validly deposited under the Offer, the Acquisition Agreement requires the Offerors to effect the Subsequent Acquisition Transaction in order to acquire all of the Common Shares that were not acquired by the Offerors under the Offer. See “Acquisition of Common Shares Not Deposited” in this Circular.

Plans for Wheaton

      If the Offer is successful, the Offerors intend to amalgamate Wheaton with Subco so that Wheaton would become a wholly-owned subsidiary of Goldcorp.

      If permitted by applicable Law, subsequent to the completion of the Offer and the Subsequent Acquisition Transaction, if necessary, the Offerors intend to delist the Common Shares from the TSX and the AMEX and cause Wheaton to cease to be a reporting issuer under the Securities Laws of each province and to cease to have a class of shares registered under the U.S. Exchange Act. See the section entitled “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; Public Disclosure by Wheaton and U.S. Exchange Act Registration” in this Circular.

Plans for Wheaton Warrants and Wheaton Options

      The Wheaton Warrants are unaffected by the Offer and the Offer is not made for the Wheaton Warrants. If, after completion of the Offer, the Offerors implement the Subsequent Acquisition Transaction, the Offerors intend to structure such transaction so that the holders of the Wheaton Warrants would thereafter have the right to receive Goldcorp Shares upon the exercise thereof, with the number of shares and exercise price adjusted, in accordance with the terms of the Wheaton Warrants, based on the exchange ratio used in the Offer. In this regard, the Offerors note that they have not been able to review the terms of all of the indentures for the Wheaton Warrants and alternative results may apply depending on the terms and conditions of such documents. The Offerors currently intend to list these new warrants to purchase Goldcorp Shares on the TSX and the NYSE, subject to the approval of each such exchange.

      The Wheaton Options are unaffected by the Offer and the Offer is not made for the Wheaton Options. If, after completion of the Offer, the Offerors implement the Subsequent Acquisition Transaction, the Offerors intend to structure such transaction so that the holders of the Wheaton Options would thereafter have the right to receive Goldcorp Shares upon the exercise thereof, with the number of shares and exercise price adjusted, in accordance with the terms of the Wheaton Options, based on the exchange ratio used in the Offer. In this regard, the Offerors note that they have not been able to review the terms of the Stock Option Plan and alternative results may apply depending on the terms and conditions of the Stock Option Plan. The Offerors currently intend to reserve for listing on the TSX and the NYSE, subject to the approval of each such exchange, such Goldcorp Shares that would be issuable upon exercise of the Wheaton Options.

Plans for the Combined Company

      Following the completion of the Offer and the Subsequent Acquisition Transaction (if necessary), Wheaton would become a wholly-owned subsidiary of Goldcorp. The combined company would enable Goldcorp to meet its goal of becoming a one million ounce producer of gold, with low cash costs (less than $100 per ounce of gold), with no debt and no hedging by the year 2005.

      The combined company would also enable Goldcorp and Wheaton to possess the attributes described in the section entitled “Strategic Rationale for the Offer; Purpose of the Offer, Plans for Wheaton, Plans for Wheaton Warrants and Wheaton Options and Plans for Combined Company — Strategic Rationale for the Offer” in the Circular.

6.   Acquisition of Common Shares Not Deposited

Subsequent Acquisition Transaction

      If the Offerors take up and pay for Common Shares validly deposited under the Offer, the Acquisition Agreement requires the Offerors to take all necessary steps to continue Wheaton under the laws of Nova Scotia and amalgamate Wheaton with Subco pursuant to which Shareholders who have not tendered their Common Shares under the Offer would receive 0.25 of a Goldcorp Share and, in Wheaton’s opinion, such amalgamation must satisfy the requirements for qualifying, together with the Offer as a single integrated transaction, as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, for United States federal income tax purposes (the “Subsequent Acquisition Transaction”).

      Rule 61-501, Policy Q-27 and the regulations to securities legislation in certain provinces of Canada (collectively, the “Regulations”) may deem the Subsequent Acquisition Transaction to be a “business combination” or a “going private transaction” if the Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares (the “Affected Securities”) being terminated without the consent of the holder and, in the case of OSC Rule 61-501, regardless of whether the security is replaced with another security, or, in the case of Policy Q-27, without the substitution therefor of an interest of equivalent value in a participating security of Wheaton, a successor to the business of Wheaton or a person who controls Wheaton or a successor to the business of Wheaton. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem the Subsequent Acquisition Transaction to be a “related party transaction”.

      Rule 61-501, Policy Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out a business combination or going private transaction is required to prepare a valuation of the Affected Securities (and any non-cash consideration being offered therefor) and provide to the holders of the Affected Securities a summary of such valuation. The Regulations impose a requirement to include a summary of a similar valuation in a take-over bid circular where it is anticipated by the offeror that a going private transaction will follow the take-over bid. Rule 61-501 and Policy Q-27 have similar requirements for related party transactions. However, if the Subsequent Acquisition Transaction is a “business combination” or “going private transaction” carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 or an exemption therefrom, the “related party transaction” provisions of Rule 61-501 and Policy Q-27 would not then apply to such transaction.

      In connection therewith, the Offerors intend to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and AMF exempting the Offerors or Wheaton or their Affiliates, as appropriate, from the requirement to prepare a valuation in connection with the Subsequent Acquisition Transaction.

      Rule 61-501 and Policy Q-27 also require that, in addition to any other required shareholder approval, in order to complete such a transaction, the approval of a simple majority of the votes cast by “minority” shareholders of the Affected Securities must be obtained. Absent exemptions or discretionary relief from the OSC and AMF, the necessary level of shareholder approval required to complete such a transaction is a simple majority of the votes cast by “minority” holders of each class of the Affected Securities (being the Common Shares), voting separately as a class, other than the Offerors, their directors and senior officers, any Associate or Affiliate or insider of the Offerors as well as their directors and senior officers and any person or company acting jointly or in concert with any of the foregoing in connection with the Offer or the Subsequent Acquisition Transaction. However, Rule 61-501 and Policy Q-27 provide that, subject to certain terms and conditions regarding the timing of a subsequent acquisition transaction and certain other requirements, the Offerors may treat Common Shares acquired pursuant to the Offer as “minority” securities and to vote them, or to consider them voted, in favour of such a transaction if the consideration per security in such a transaction is at least equal in value to, and in the same form as, the consideration paid under the Offer and if the intent to effect such a transaction was disclosed at the time of the Offer. The Offerors are required under the terms of the Acquisition Agreement to offer consideration under the Subsequent Acquisition Transaction proposed by it within 120 days after the expiry and successful completion of the Offer that is equal in value to, and in the same form as, the consideration offered under the Offer. The Offerors also intend that the Common Shares acquired by them pursuant to the Offer will be counted as part of any minority approval required in connection with any such transaction.

      In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offerors and their Affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval from the holders of Common Shares under Rule 61-501 and Policy Q-27 would not apply to the transaction if a statutory appraisal remedy is available or if a substantially equivalent enforceable right is made available to the minority Shareholders.

      The Subsequent Acquisition Transaction will result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. Pursuant to applicable law, the amalgamated company resulting from the Subsequent Acquisition Transaction shall be responsible for paying any such amounts due to dissenting Shareholders.

      The tax consequences to a Shareholder who exercises its right to dissent respecting the Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this Circular. Such Shareholders should consult their legal advisors for a determination of their legal rights with respect to the Subsequent Acquisition Transaction if and when it is proposed.

Other Alternatives

      If the Offerors cannot complete the Subsequent Acquisition Transaction, the Offerors will evaluate their other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Wheaton or taking no further action to acquire additional Common Shares. Any additional purchase of Common Shares could be for cash and/or securities or other consideration. Alternatively, the Offerors may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offerors, which may vary from the value of the consideration paid for Common Shares under the Offer.

Judicial Developments

      Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

7.   Source of Funds

      The Offerors estimate that the total maximum amount of funds required to pay all fees and expenses related to the Offer will be approximately $10 million. The Offerors have sufficient funds to make all such cash payments.

8.   Beneficial Ownership of Common Shares

      Neither the Offerors nor any director or senior officer of the Offerors beneficially owns or exercises control or direction over or has the right to acquire directly or indirectly any securities of Wheaton. To the knowledge of the directors and senior officers of the Offerors after reasonable enquiry, neither any Associate of any director or senior officer of the Offerors, nor any person or company holding more than 10% of any class of equity securities of the Offerors, beneficially owns or exercises control or direction over or has the right to acquire, directly or indirectly, any securities of Wheaton.

      There is no person acting jointly or in concert with the Offerors in connection with the transactions described in the Offer and the Circular.

9.   Trading in Common Shares

      Neither the Offerors nor any director or senior officer of the Offerors has traded in any securities of Wheaton during the six months preceding the date hereof. In addition, to the knowledge of the directors and senior officers of the Offerors after reasonable enquiry, neither any Associate of any director or senior officer of the Offerors nor any person or company holding more than 10% of any class of equity securities of the Offerors has traded in any securities of Wheaton during the six months preceding the date hereof.

10. Information Concerning Wheaton and the Common Shares

Dividends and Dividend Policy

      According to publicly available information, Wheaton has not paid any dividends on its Common Shares to date and does not intend to pay regular dividends on its Common Shares in the near future. Pursuant to the provisions of the Acquisition Agreement, Wheaton has agreed to not declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its Common Shares.

Previous Distribution of Common Shares

      Goldcorp is not aware, based on publicly available information, of any distributions of Common Shares since September 30, 2004, the date of the last published interim financial statements of Wheaton, other than distributions of Common Shares pursuant to the exercise of outstanding options or warrants.

11.	Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; Public Disclosure by Wheaton and U.S. Exchange Act Registration

      Market for the Common Shares. The purchase of the Common Shares by the Offerors pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offerors, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

      Listings and Quotations. The rules and regulations of the TSX and the AMEX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from each such exchange. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet these criteria for continued listing on each such exchange.

      If permitted by Law, subsequent to completion of the Offer or the Subsequent Acquisition Transaction, if necessary, the Offerors intend to apply to delist the Common Shares from the TSX and the AMEX. If the Common Shares are delisted from the TSX and the AMEX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether Wheaton remains subject to public reporting requirements in Canada and the United States and other factors.

      Public Disclosure by Wheaton. After the purchase of the Common Shares under the Offer, Wheaton may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the Securities Laws of certain provinces of Canada and the United States. Furthermore, it may be possible for Wheaton to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer or the Subsequent Acquisition Transaction, the Offerors intend to cause Wheaton to cease to be a reporting issuer under the Securities Laws of each such province.

      U.S. Exchange Act Registration. The Common Shares are currently registered under the U.S. Exchange Act. A registration in respect of the Common Shares may be terminated upon application of Wheaton to the SEC if the Common Shares are not listed on a U.S. national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 holders of record of the Common Shares resident in the United States. The termination of registration of the Common Shares under the U.S. Exchange Act would substantially reduce the information required to be furnished by Wheaton to holders of its Common Shares under United States federal securities laws and to the SEC and would make certain provisions of the U.S. Exchange Act no longer applicable to Wheaton. Furthermore, the ability of “affiliates” (as defined under Rule 144 of the U.S. Securities Act) of Wheaton and persons holding “restricted securities” of Wheaton to dispose of such securities pursuant to Rule 144 of the U.S. Securities Act may be impaired or eliminated. Goldcorp intends to seek to cause Wheaton to apply for termination of registration of the Common Shares under the U.S. Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Common Shares under the U.S. Exchange Act is terminated, the Common Shares will no longer be “margin securities” or be eligible for listing on a U.S. national securities exchange or eligible for trading on the Nasdaq Stock Market. The Common Shares are currently listed in the U.S. on the AMEX.

12. Commitments to Acquire Common Shares

      Except for agreements described in the section entitled “Agreements Relating to the Offer” in this Circular, none of the Offerors, any of the directors or senior officers of the Offerors, or, to the knowledge of the directors and senior officers of the Offerors after reasonable enquiry, any Associate of any director or senior officer of the Offerors or any person or company holding more than 10% of any class of equity securities of the Offerors, has entered into any commitments to acquire any securities of Wheaton.

13. Arrangements, Agreements or Understandings

      Except for agreements described in the section entitled “Agreements Relating to the Offer” in this Circular, there are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or senior officers of Wheaton and no payments or other benefits are proposed to be made or given by the Offerors by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful. Also, except for agreements described in the sections entitled “Agreements Relating to the Offer” and “Dealer Manager and

Soliciting Dealer Group”, there are no contracts, arrangements or understandings, formal or informal, between the Offerors and any securityholder of Wheaton with respect to the Offer or between the Offerors and any person or company with respect to any securities of Wheaton in relation to the Offer.

14. Acceptance of the Offer

      The Offerors have no knowledge regarding whether any Shareholder will accept the Offer, except for Wheaton’s representation in the Acquisition Agreement that each of the directors of Wheaton has indicated his intention to accept the Offer and tender his Common Shares to the Offer.

15. Material Changes and Other Information

      The Offerors have no information which indicates any material change in the affairs of Wheaton since the date of the last published interim financial statements of Wheaton, other than the making of the Offer and such other material changes as have been publicly disclosed by Wheaton. The Offerors have no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

16. Regulatory Matters

      The Offerors’ obligation to take up and pay for Common Shares tendered under the Offer is conditional upon the Offerors having obtained or received all approvals, consents or confirmations sought by the Offerors, or required to be obtained or received by the Offerors, from any administrative agency or commission or other governmental authority or instrumentality in connection with the Offer, as described in greater detail below.

Competition Act (Canada)

      Under Part IX of the Competition Act (Canada), certain transactions involving the acquisition of voting shares of a corporation that carries on an operating business in Canada require the parties to notify the Commissioner of Competition (the “Commissioner”) prior to completing their proposed transaction. The acquisition of the Common Shares by Goldcorp pursuant to the Offer is such a notifiable transaction. As such, notification to the Commissioner must be made either on the basis of a short form filing (in respect of which there is a 14-day statutory waiting period) or a long form filing (in respect of which there is a 42-day statutory waiting period). The decision as to whether to make a short form or long form filing is at the discretion of the parties; however, if a short form filing is made, the Commissioner may, within the 14-day statutory waiting period, require that the parties submit a long form filing, thereby extending the waiting period for a further 42 days following receipt of the long form filing.

      Alternatively, a party to a notifiable transaction may apply to the Commissioner for an advance ruling certificate (an “ARC”) under section 102 of the Competition Act (Canada) stating that there are not sufficient grounds in respect of the notifiable transaction to apply to the Competition Tribunal under section 92 of the Competition Act (Canada).

      A transaction subject to premerger notification may not be completed until the applicable statutory waiting period has expired, or an ARC or “no-action” letter has been issued. The Commissioner’s review of a notifiable transaction may take longer than the statutory waiting period, in which case, the parties may be asked to delay completion of the transaction until the review is completed and the Commissioner has determined her position. Upon completion of the review, the Commissioner may decide to: (i) challenge the notifiable transaction, if the Commissioner concludes that it is likely to substantially lessen or prevent competition, and ultimately seek an order of the Competition Tribunal (A) prohibiting the completion of the notifiable transaction on an interim or permanent basis if the parties insist on proceeding with it without addressing the concerns of the Commissioner, (B) requiring the divestiture of shares or assets or the dissolution of the notifiable transaction, if it has been completed, or (C) with the consent of the person against whom the order is directed, requiring that person to take any other action; (ii) issue a “no-action” letter stating that the Commissioner does not intend, at such time, to make an application to the Competition Tribunal for an order as described in paragraph (i); or (iii) issue an ARC. Where an ARC is issued and the notifiable transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal in respect of the notifiable transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

      As the Offer constitutes a notifiable transaction, Goldcorp and Wheaton intend to file a short form notification filing with the Commissioner.

      The Offerors’ obligation to take up and pay for Common Shares tendered under the Offer is conditional upon the issuance by the Commissioner of an ARC pursuant to section 102 of the Competition Act (Canada) or, alternatively, any applicable waiting period relating to merger pre-notification under Part IX of the Competition Act (Canada) having expired and advice received to the satisfaction of the Offerors that the Commissioner does not intend to oppose the acquisition contemplated by the Offer.

Brazilian Anti-Trust Law

      Under Brazilian Law No. 8,884, enacted on June 11, 1994, certain merger and acquisition transactions are subject to the review of the Brazilian Antitrust System which is composed of (i) the Secretariat of Economic Monitoring — SEAE, which is the body that is responsible to the Ministry of Finance, (ii) the Secretariat of Economic Law — SDE, which is the body that is responsible to the Ministry of Justice, and (iii) the Administrative Council for Economic Defense — CADE, which is the body that will render the final approval.

      A filing was submitted to the Brazilian antitrust authorities on December 23, 2004 in respect of the Offer.

Argentine Anti-Trust Law

      Under Argentine Competition Defense Law No. 25,156, certain merger and acquisition transactions are subject to notification to, and approval by, the Competition Defense Commission (the “Commission”). A consultative opinion will be filed with the Commission requesting a ruling as to whether the Offer qualifies as a transaction that requires a notification to, and approval by, the Commission. A formal notification regarding the Offer may be submitted to the Commission based on the ruling provided by the Commission.

      A consultative opinion request will be filed with the Commission in respect of the Offer.

Mexican Anti-Trust Law

      Under the Mexican Antitrust Law, certain merger and acquisition transactions are subject to notification to the Federal Antitrust Commission (the “Antitrust Commission”). The Antitrust Commission, within 45 calendar days following the notification, may object to the Offer. This period may be extended if any additional information is requested by the Antitrust Commission about the parties involved in the Offer or about the process of the Offer. In the event that no objection is raised within this period, the Antitrust Commission will be deemed to have not objected. In certain cases, the Chairman of the Antitrust Commission may extend the applicable review period up to an additional 60 days.

      A filing will be submitted to the Antitrust Commission in respect of the Offer.

Foreign Acquisitions and Takeovers Act (Australia)

      Under the Foreign Acquisitions and Takeovers Act 1975 (Cth), certain proposed acquisitions of interests in Australian companies by foreign persons or corporations must be notified to, and approval obtained from, the Australian Government, acting through the Foreign Investment Review Board (the “FIRB”). This includes acquisitions of Australian entities where the value of those entities is in excess of $50 million (Australian). The proposed acquisition of the Australian subsidiaries of Wheaton requires notification to and approval from the FIRB.

      A filing was submitted to the FIRB on December 23, 2004 in respect of the Offer.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States)

      The Offerors have determined that the Offerors do not have to make any filings or notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).

Securities Regulatory Matters

      The distribution of the Goldcorp Shares under the Offer is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities Laws. While the resale of Goldcorp Shares issued under the Offer is subject to restrictions under the securities Laws of certain Canadian jurisdictions, Shareholders in such jurisdictions generally will be able to rely on statutory exemptions from such restrictions.

      The issuance of the Goldcorp Shares under the Offer is being made pursuant to a registration statement filed by Goldcorp under the U.S. Securities Act utilizing the Multijurisdictional Disclosure System. The Goldcorp Shares will not, as a result, be Restricted Securities.

17. Certain Canadian Federal Income Tax Considerations

      The following summary describes the principal Canadian federal income tax considerations generally applicable to a Shareholder who deposits Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described under Section 6 of the Circular, entitled “Acquisition of Common Shares Not Deposited”. This summary also describes the principal Canadian federal income tax considerations of the implementation of the Subsequent Acquisition Transaction generally applicable to a holder of Wheaton Warrants.

      This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Tax Regulations”), and counsel’s understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein. Special rules not discussed in this summary may apply to “financial institutions” (as defined for purposes of the “mark-to-market” rules of the Tax Act) and to non-resident insurers that carry on an insurance business in Canada and elsewhere. Shareholders that are financial institutions or non-resident insurers should consult their own tax advisors.

      This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances.

Shareholders Resident in Canada

      The following portion of the summary is generally applicable to a Shareholder who, at all relevant times for purposes of the Tax Act, is or is deemed to be resident in Canada, holds the Common Shares, and will hold Goldcorp Shares, as capital property, deals with Wheaton and the Offerors at arm’s length, and is not affiliated with Wheaton or the Offerors (a “Resident Shareholder”). Generally, the Common Shares will be capital property to a Shareholder provided the Shareholder does not hold the Common Shares in the course of carrying on a business and did not acquire the Common Shares as part of an adventure or concern in the nature of trade. Certain Shareholders whose Common Shares might not otherwise be capital property may, in certain circumstances, be entitled to have the Common Shares and all other “Canadian securities”, as defined in the Tax Act, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

Sale of Common Shares under the Offer

          Sale to Subco

      A Resident Shareholder whose Common Shares are taken up and paid for by Subco will be considered to have disposed of such Common Shares for proceeds of disposition equal to the fair market value as at the time of acquisition of the Goldcorp Shares received by such Resident Shareholder on the exchange. As a result, the Resident Shareholder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of such Common Shares. The cost to a Shareholder of any Goldcorp Shares acquired in exchange for Common Shares will be equal to the fair market value of such Common Shares immediately before the exchange. Such cost of the Goldcorp Shares will generally be averaged with the adjusted cost base to that holder of any other Goldcorp Shares held by the holder at that time as capital property. The tax treatment of capital gains and capital losses is discussed below under the heading “Taxation of Capital Gains and Capital Losses”.

          Sale to Goldcorp

      Eligible Holders are eligible to tender Common Shares to Goldcorp for the purpose of achieving a tax-deferred exchange for Canadian federal income tax purposes.

      An Eligible Holder who transfers Common Shares to Goldcorp for Goldcorp Shares under the Offer will be deemed to have disposed of such Common Shares for proceeds of disposition equal to the adjusted cost base to the Eligible Holder of such Common Shares immediately before the exchange, and to have acquired the Goldcorp Shares received in exchange for such Common Shares at a cost equal to that amount, unless the Eligible Holder elects to treat the exchange as a taxable transaction as described below. The cost of the Goldcorp Shares so acquired will generally be averaged with the adjusted cost base to the Eligible Holder of any other Goldcorp Shares held by the Eligible Holder at that time as capital property.

      A Resident Shareholder may elect to treat the transfer of Common Shares to Goldcorp for Goldcorp Shares as a taxable transaction by including in computing the Resident Shareholder’s income for the taxation year in which the exchange occurs any portion of the capital gain or capital loss, otherwise determined, from the disposition of the Common Shares so exchanged, and by reporting such inclusion in the Resident Shareholder’s income tax return for such year. The capital gain (or capital loss) realized on such exchange will be equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Common Shares immediately before such exchange. The cost to the Resident Shareholder of the Goldcorp Shares received in exchange for such Common Shares will be equal to the fair market value of such Common Shares immediately before the exchange. Such cost will generally be averaged with the adjusted cost base to such holder of any other Goldcorp Shares held by such holder at that time as capital property. The taxation of capital gains and capital losses is described below.

Taxation of Capital Gains and Capital Losses

      One-half of any capital gain (“taxable capital gain”) must be included in a shareholder’s income for the year of disposition. One-half of any capital loss (“allowable capital loss”) generally must be deducted by the holder from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three years or forward indefinitely and deducted against net taxable capital gains in such other years to the extent and under the circumstances described in the Tax Act.

      Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

      A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

      If the Resident Shareholder of a Common Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Common Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

Subsequent Acquisition Transaction

      As described in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offerors do not acquire all of the Common Shares pursuant to the Offer, the Offerors intend to continue Wheaton under the laws of Nova Scotia and amalgamate Wheaton with Subco pursuant to which Shareholders who have not tendered their Common Shares under the Offer would receive 0.25 of a Goldcorp Share directly from Goldcorp in exchange for each Common Share.

      Resident Shareholders would not realize a capital gain or capital loss as a result of the exchange, and the cost of the Goldcorp Shares received would be the aggregate of the adjusted cost base of the Common Shares to the holder immediately before the amalgamation.

      Under the current administrative practice of the CRA, Resident Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder therefor, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard. Any interest awarded to a Resident Shareholder by a court will generally be included in the Resident Shareholder’s income for purposes of the Tax Act.

Holding and Disposing of Goldcorp Shares

     Dividends on Goldcorp Shares

      In the case of a Resident Shareholder who is an individual, dividends received or deemed to be received on the Goldcorp Shares will be included in computing the Resident Shareholder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

      A shareholder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to have been received on the Goldcorp Shares to the extent that such dividends are deductible in computing the Resident Shareholder’s taxable income.

          Disposition of Goldcorp Shares

      A disposition or deemed disposition of a Goldcorp Share by a Resident Shareholder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition. The taxation of capital gains and capital losses is described above.

Shareholders Not Resident in Canada

      The following portion of the summary describes the principal Canadian federal income tax considerations generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is not and is not deemed to be resident in Canada, holds the Common Shares, and will hold Goldcorp Shares, as capital property, deals with Wheaton and the Offerors at arm’s length, is not affiliated with Wheaton or the Offerors and does not use or hold Common Shares in a business carried on in Canada (a “Non-Resident Shareholder”).

Exchange Pursuant to the Offer

      A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of such shares under the Offer unless the Common Shares are “taxable Canadian property” to the Non-Resident Shareholder. Generally, the Common Shares will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (i) the Common Shares are listed on a prescribed stock exchange (which currently includes the TSX and AMEX) at that time, and (ii) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of Wheaton at any time during the 60-month period that ends at that time.

      Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

      Even if the Common Shares are taxable Canadian property to a Non-Resident Shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Shareholder’s income for the purposes of the Tax Act if the Common Shares constitute “treaty-protected property”. Common Shares owned by a Non-Resident Shareholder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act.

      In the event that Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Shareholder, then the Non-Resident Shareholder will be an Eligible Holder and may seek to tender his Common Shares to Goldcorp in order that the exchange occur on a tax-deferred basis as described above under “Shareholders Resident in Canada — Sale of Common Shares under the Offer — Sale to Goldcorp”. However, if such tender is made, the Goldcorp Shares received as consideration for the Common Shares will be deemed to be taxable Canadian property to such Non-Resident Shareholder. Non-Resident Shareholders who are Eligible Holders should consult their own tax advisors. If a Non-Resident Shareholder who is an Eligible Holder does not take steps necessary to tender his Common Shares to Goldcorp, the Non-Resident Holder will realize a capital gain or capital loss on the disposition of Common Shares to Subco pursuant to the Offer. Such capital gain or capital loss generally will be calculated, and be subject to tax, in the same manner as for Resident Shareholders. See “Shareholders Resident in Canada — Sale of Common Shares under the Offer — Sale to Subco” and “— Taxation of Capital Gains and Capital Losses”.

Subsequent Acquisition Transaction

      As described in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offerors do not acquire all of the Common Shares pursuant to the Offer, the Offerors intend to continue Wheaton under the laws of the Province of Nova Scotia and amalgamate Wheaton with Subco pursuant to which Shareholders who have not tendered their Common Shares under the Offer would receive 0.25 of a Goldcorp Share directly from Goldcorp in exchange for each Common Share. Non-Resident Shareholders would not realize a capital gain or capital loss as a result of the exchange. Goldcorp Shares received in exchange for Common Shares that were taxable Canadian property to a Non-Resident Shareholder will be deemed to be taxable Canadian property to such Non-Resident Shareholder. The tax treatment of Non-Resident Shareholders who exercise their right of dissent in respect of an amalgamation should be the same as described above for Resident Shareholders. Any dividends deemed to be paid to a dissenting Non-Resident Shareholder (see discussion above) will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty. Any interest awarded to a dissenting Non-Resident Shareholder by a court will be subject to withholding tax under the Tax Act at the rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty. In addition, if the Common Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to such a transaction.

Holding and Disposing of Goldcorp Shares

      A Non-Resident Shareholder will not be liable to Canadian tax on a disposition of a Goldcorp Share unless such share constitutes taxable Canadian property that is not treaty-protected property to the Non-Resident Shareholder. A Goldcorp Share acquired pursuant to the Offer or the Subsequent Acquisition Transaction may be deemed to be taxable Canadian property to a Non-Resident Shareholder. Otherwise, a Goldcorp Share acquired pursuant to the Offer or the Subsequent Acquisition Transaction will not generally constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided they are listed on a prescribed stock exchange (which includes the TSX and the NYSE) at that time and the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with such persons, have not owned 25% or more of the issued shares of any class or series of Goldcorp at any time during the 60-month period that ends at that time. See “Shareholders Not Resident in Canada — Exchange Pursuant to the Offer” and “— Subsequent Acquisition Transaction” for a description of circumstances in which the Goldcorp Shares may be deemed taxable Canadian property and treaty-protected property.

      Dividends paid or deemed paid to a Non-Resident Shareholder on the Goldcorp Shares will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty.

Holders of Wheaton Warrants

      The following portion of the summary is generally applicable to holders of Wheaton Warrants to whom such Wheaton Warrants are capital property.

Subsequent Acquisition Transaction — Amalgamation

      Holders of Wheaton Warrants will not realize a capital gain or a capital loss as a result of such holders becoming entitled, by virtue of the amalgamation occurring as part of the Subsequent Acquisition Transaction and the existing terms of the Wheaton Warrant indentures, to acquire Goldcorp Shares upon the exercise of the warrants after the effective date of the amalgamation of Subco and Wheaton.

Exercise of Warrants

      No gain or loss will be realized on the exercise of a warrant to acquire Goldcorp Shares. When a warrant is exercised, the holder’s cost of the Goldcorp Shares acquired thereby will be equal to the holder’s adjusted cost base of the warrant plus the exercise price paid for the Goldcorp Shares. The holder’s cost of such Goldcorp Shares must be averaged with the adjusted cost base of any other Goldcorp Shares held by the holder at that time as capital property to determine the holder’s adjusted cost base of each such Goldcorp Share.

Disposition and Expiry of Warrants

      A disposition or deemed disposition of warrants by a holder will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than such holder’s adjusted cost base of the warrants. The expiry of unexercised warrants will constitute a disposition thereof for nil proceeds of disposition, resulting in the holder realizing a capital loss equal to such holder’s adjusted cost base of the expired warrants. The tax treatment of capital gains and capital losses for a holder who is resident in Canada is discussed in greater detail above under the subheading “Taxation of Capital Gains and Capital Losses”. A holder who is a non-resident of Canada will only be liable to Canadian tax on any capital gain if the warrants are taxable Canadian property and not treaty-protected property.

18. Certain United States Federal Income Tax Considerations

      The following is a summary of the material United States federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the exchange of Common Shares for Goldcorp Shares pursuant to the Acquisition.

      This summary is for general information purposes only and does not purport to be a complete description of all potential United States federal income tax consequences that may apply to a U.S. Holder as a result of the Acquisition and the ownership and disposition of Goldcorp Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the United States federal income tax consequences of the Acquisition and the ownership and disposition of Goldcorp Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the United States federal, United States state and local, and foreign tax consequences of the Offer, the Acquisition and the ownership and disposition of Goldcorp Shares.

Scope of this Disclosure

Authorities

      This summary is based on the Code, final, temporary and proposed Treasury Regulations, United States court decisions, published rulings and administrative positions of the IRS interpreting the Code, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are applicable and, in each case, as in effect and available, as of the date of this Offer. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the United States federal income tax consequences described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

      For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares that, for United States federal income tax purposes, is (a) an individual who is a citizen or resident of the United States, (b) a corporation, or other entity classified as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia, (c) an estate if the income of such estate is subject to United States federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (ii) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

      For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the United States federal income tax consequences to Non-U.S. Holders of the Acquisition and the ownership and disposition of Goldcorp Shares. Accordingly, a Non-U.S. Holder should consult its own tax advisor regarding the United States federal, United States state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the Offer, the Acquisition and the ownership and disposition of Goldcorp Shares.

U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

      This summary does not address the United States federal income tax consequences of the Offer or the Acquisition or the ownership and disposition of Goldcorp Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the United States dollar; (d) U.S. Holders that are liable for the alternative minimum tax under the Code; (e) U.S. Holders that own Common Shares or Goldcorp Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Common Shares or Goldcorp Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Common Shares or Goldcorp Shares other than as a capital asset within the meaning of Section 1221 of the Code; (h) U.S. Holders that acquired Common Shares through the exercise of the Wheaton Warrants; and (i) U.S. Holders that own, directly or indirectly, 5% or more, by voting power or value, of the outstanding shares of Wheaton. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the United States federal, United States state and local, and foreign tax consequences of the Acquisition and the ownership, and disposition of Goldcorp Shares.

      If an entity that is classified as partnership (or “pass-through” entity) for United States federal income tax purposes holds Common Shares or Goldcorp Shares, the United States federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for United States federal income tax purposes should consult their own tax advisor regarding the United States federal income tax consequences of the Acquisition and the ownership and disposition of Goldcorp Shares.

Tax Consequences Other than United States Federal Income Tax Consequences Not Addressed

      This summary addresses solely the United States federal income tax consequences of the Acquisition and does not address the United States state and local, United States estate and gift, or foreign tax consequences to U.S. Holders of the Acquisition and the ownership and disposition of Goldcorp Shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the United States state and local and foreign tax consequences of the Acquisition and the ownership and disposition of Goldcorp Shares. (See “Taxation — Certain Canadian Federal Income Tax Considerations” above).

Certain United States Federal Income Tax Consequences of the Acquisition

      This summary assumes that the Offer will be consummated by Goldcorp and that Wheaton, after continuing to Nova Scotia, will amalgamate with Subco in the Subsequent Acquisition Transaction, with the resulting amalgamation corporation constituting a Nova Scotia unlimited liability company (“NS Amalco”) which is a wholly-owned subsidiary of Goldcorp. Although the matter is not free from doubt, provided the Subsequent Acquisition Transaction takes place as contemplated by the Acquisition Agreement, the Offer and the Amalgamation should be treated by the IRS and the United States courts as a single integrated transaction for United States federal income tax purposes. However, it is possible that the Subsequent Acquisition Transaction may not occur or that the IRS or the United States courts could take the position that the Offer and the Subsequent Acquisition Transaction do not constitute a single integrated transaction and accordingly the tax consequences of the Acquisition could materially differ from those described herein.

      The Offer and Subsequent Acquisition Transaction will be effected under the applicable provisions of Canadian law, which differ from analogous provisions of United States law. Whether the Acquisition will qualify as a tax-deferred reorganization under Section 368(a) of the Code (a “Reorganization”) will depend on the resolution of numerous factual issues, some of which will not be known until the effective time of the Subsequent Acquisition Transaction. There is no United States legal authority dealing with the tax consequences of a transaction identical to the Acquisition, and Goldcorp has not requested, nor does it intend to request, an opinion from United States legal counsel or a ruling from the IRS regarding the tax consequences of the Offer or the Acquisition. Based on current relevant authority, although the matter is not free from doubt, the Offer, considered together with the Subsequent Acquisition Transaction as a single integrated transaction (the “Acquisition”), should qualify as a tax-deferred reorganization for United States federal income tax purposes pursuant to Section 368(a) of the Code, provided that the Substantially All Assets Test (as described below) is satisfied in connection with the Acquisition. Goldcorp and Wheaton intend to treat the Offer and the Acquisition as a Reorganization for all United States federal income tax purposes as contemplated in the Acquisition Agreement. However, there can be no assurance that the IRS will agree with this characterization or that the United States courts will uphold the status of the Acquisition as a Reorganization in the event of a challenge by the IRS.

      Among other requirements for the Acquisition to qualify as a Reorganization under Section 368(a)(1)(C) of the Code (a “Type C Reorganization”), NS Amalco must acquire “substantially all” of the assets of Wheaton (the “Substantially All Assets Test”). For ruling purposes, the IRS defines “substantially all” as 70% of the gross assets and 90% of the net assets of Wheaton. In determining whether NS Amalco will acquire the requisite amount of assets from Wheaton, payments of cash by Wheaton to any holders of Common Shares that exercise the right to dissent from the Acquisition will not be considered as assets acquired by NS Amalco. Accordingly, if holders of a significant number of the outstanding Common Shares exercise the right to dissent from the Acquisition and receive payments of cash from Wheaton, the Acquisition may fail to qualify as a Type C Reorganization. Whether or not the Substantially All Assets Test will be met will not be known until the time of consummation of the Subsequent Acquisition Transaction. Each United States Holder should consult its own tax advisor regarding the likelihood that the requirements for a Type C Reorganization, including the Substantially All Assets Test, will be met.

      Assuming that the Acquisition qualifies as a Reorganization, the following United States federal income tax consequences will result to U.S. Holders:

(a)	no gain or loss will be recognized by a U.S. Holder that exchanges Common Shares for Goldcorp Shares pursuant to the Acquisition;

(b)	the tax basis of a U.S. Holder in the Goldcorp Shares acquired in exchange for Common Shares pursuant to the Acquisition will be equal to such U.S. Holder’s adjusted tax basis in the Common Shares exchanged; and

(c)	the holding period of a U.S. Holder for the Goldcorp Shares acquired in exchange for Common Shares pursuant to the Acquisition will include such U.S. Holder’s holding period for the Common Shares exchanged.

Information Reporting

      U.S. Holders that exchange Common Shares for Goldcorp Shares pursuant to the Acquisition generally will be required to report certain information to the IRS on their United States federal income tax returns for the taxable year in which the Acquisition occurs and to retain certain records related to the Acquisition. Each U.S. Holder should consult its own tax advisor regarding its information reporting and record retention responsibilities in connection with the Acquisition.

Failure of the Acquisition to Qualify as a Tax-Deferred Reorganization

      In the event that the Acquisition fails to qualify as a Reorganization, the following United States federal income tax consequences will result to U.S. Holders:

(a)	a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Goldcorp Shares received by such U.S. Holder pursuant to the Acquisition and (ii) the adjusted tax basis of such U.S. Holder in the Common Shares exchanged;

(b)	the tax basis of a U.S. Holder in the Goldcorp Shares acquired in exchange for Common Shares pursuant to the Acquisition will equal the fair market value of the Goldcorp Shares on the date of receipt; and

(c)	the holding period of a U.S. Holder for the Goldcorp Shares acquired in exchange for Common Shares pursuant to the Acquisition will begin on the day after the date of receipt.

      The gain or loss described in paragraph (a) above generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations.

Dissenting U.S. Holders

      A U.S. Holder that exercises the right to dissent from the Amalgamation will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. Holder in exchange for the Common Shares (other than amounts, if any, that are or are deemed to be interest for United States federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) the adjusted tax basis of such U.S. Holder in the Common Shares.

      Such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations.

      With respect to any amounts paid to dissenters that are taxable as interest for United States federal income tax purposes, a U.S. Holder who pays Canadian income tax with respect to such interest income may be eligible to receive a deduction or a credit for such Canadian income tax paid. (See immediately below under “— Foreign Tax Credit”.)

Foreign Tax Credits for Canadian Taxes Paid or Withheld

      A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Acquisition may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for U.S. federal income tax purposes. There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Gain on the disposition of Common Shares generally will be U.S. source gain for purposes of applying the foreign tax credit rules, unless such gain is subject to tax in Canada and is resourced as foreign source gain under the provisions of the Canada-U.S. Tax Convention. The foreign tax credit rules are very complicated, and U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the foreign tax credit rules and the application of the foreign tax credit rules to the Acquisition.

United States Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Goldcorp Shares Received Upon the Acquisition

Distributions on Goldcorp Shares

General Taxation of Distributions

      A U.S. Holder that receives a distribution (including a constructive distribution) with respect to the Goldcorp Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Goldcorp, as determined under United States federal income tax rules. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Goldcorp, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Goldcorp Shares and, (b) thereafter, as gain from the sale or exchange of such Goldcorp Shares. (See more detailed discussion at “Disposition of Goldcorp Shares” below).

Reduced Tax Rates for Certain Dividends

      For taxable years beginning before January 1, 2009, a dividend paid by Goldcorp generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) Goldcorp is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Goldcorp Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such Goldcorp Shares will not be entitled to receive such dividend).

      Goldcorp generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) Goldcorp is incorporated in a possession of the United States, (b) Goldcorp is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) Goldcorp Shares are readily tradable on an established securities market in the United States. However, even if Goldcorp satisfies one or more of such requirements, Goldcorp will not be treated as a QFC if Goldcorp is a “foreign personal holding company,” a “foreign investment company,” or a “passive foreign investment company” for the taxable year during which Goldcorp pays a dividend or for the preceding taxable year. Goldcorp believes that it will qualify as a QFC for the tax year ending December 31, 2004. However, there can be no assurance that Goldcorp will qualify as a QFC in future tax years. If Goldcorp is not a QFC, a dividend paid by Goldcorp to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex and each U.S. Holder should consult its own tax advisor regarding the dividend rules.

Distributions Paid in Foreign Currency

      The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the United States dollar value of such distribution based on the exchange rate applicable on the date of receipt. A subsequent disposition of any foreign currency received will generally give rise to ordinary income or loss. A U.S. Holder should consult its own tax advisor regarding the United States federal income tax consequences of acquiring, holding and disposing of foreign currency.

Dividends Received Deduction

      Dividends paid on the Goldcorp Shares generally will not be eligible for the “dividends received deduction” generally available to United States corporate shareholders receiving dividends from United States corporations. The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult its own tax advisor regarding the dividends received deduction.

Disposition of Goldcorp Shares

      A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Goldcorp Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted tax basis in the Goldcorp Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Goldcorp Shares have been held for more than one year.

      Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations.

Foreign Tax Credit

      A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Goldcorp Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s United States federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to United States federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

      Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s United States federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Passive Foreign Investment Company

      Certain United States income tax legislation contains rules governing “Passive Foreign Investment Companies” (“PFIC”) which can have significant adverse tax effects on U.S. Holders of foreign corporations. Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (a) 75% or more of its gross income is “passive income” or (b) the average percentage, by fair market value (or, if the corporation is not publicly traded and either is a controlled foreign corporation or makes an election, by adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

      U.S. Holders owning common shares of a PFIC are subject to the highest rate of tax on ordinary income in effect for the applicable taxable year and to an interest charge based on the value of deferral of tax for the period during which the common shares of the PFIC are owned with respect to certain “excess distributions” on and dispositions of PFIC stock under Section 1291 of the Code. However, if the U.S. Holder makes a timely election to treat a PFIC as a qualified electing fund (“QEF”) with respect to such shareholder’s interest therein, the above-described rules generally will not apply. Instead, the electing U.S. Holder would include annually in his gross income his pro rata share of the PFIC’s ordinary earnings and net capital gain regardless of whether such income or gain was actually distributed. A U.S. Holder of a QEF can, however, elect to defer the payment of United States federal income tax on such income inclusions. In addition, subject to certain limitations, U.S. Holders owning, actually or constructively, marketable (as specifically defined) stock in a PFIC will be permitted to elect to mark that stock to market annually, rather than be subject to the tax regime of Section 1291 of Code as described above. Amounts included in or deducted from income under this alternative (and actual gains and losses realized upon disposition, subject to certain limitations) will be treated as ordinary gains or losses.

      Goldcorp believes that it will not qualify as a PFIC for its fiscal year ending December 31, 2004. However, there can be no assurance that Goldcorp will not be considered a PFIC for any future taxable year. There can be no assurance that Goldcorp’s determination concerning its PFIC status will not be challenged by the IRS, or that it will be able to satisfy record keeping requirements that will be imposed on QEFs in the event that it qualifies as a PFIC.

      The PFIC rules are very complicated, and U.S. Holders should consult their own tax advisor regarding the PFIC rules and how these rules may impact their United States federal income tax situation.

Information Reporting: Backup Withholding Tax

      Taxable payments made pursuant to the Acquisition and payments made within the United States, or by a United States payor or United States middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, Goldcorp Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct United States taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect United States taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a U.S. Holder’s United States federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Subsequent Acquisition Transaction — Wheaton Warrants

      U.S. Holders of Wheaton Warrants, which hold such warrants as capital assets, should not recognize a capital gain or capital loss as a result of such holders becoming entitled, by virtue of the amalgamation occurring as part of the Subsequent Acquisition Transaction and under the existing terms of the Wheaton Warrant indentures, to acquire Goldcorp Shares upon the exercise of the warrants after the effective date of the amalgamation of Subco and Wheaton.

19. Depositary

      The Offerors have engaged Kingsdale Shareholders Services Inc. to act as Depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited to the Offer and for the payment for Common Shares purchased by the Offerors pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offerors for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offerors have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities Laws of Canada.

      Questions and requests for assistance concerning the Offer should be made directly to the Depositary.

20. Dealer Manager and Soliciting Dealer Group

      The Offerors have engaged the services of GMP Securities Ltd. as Dealer Manager in Canada and Griffiths McBurney Corp. as Dealer Manager in the United States to solicit acceptances of the Offer. The Dealer Manager will be paid a fee of $150,000 for services rendered by it in its capacity as Dealer Manager and will be reimbursed by the Offerors for its reasonable out-of-pocket expenses. In addition, the Dealer Manager will be indemnified against certain liabilities, including liabilities under securities Laws, in connection with the Offer.

      GMP Securities Ltd. has the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada to solicit acceptances of the Offer from persons who are not resident in the United States and Griffiths McBurney Corp. has the right to appoint sub-agents who are registered under applicable United States securities laws to solicit acceptances of the Offer from persons who are resident in the United States. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a “Soliciting Dealer”. The Offerors have agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Acceptance and Transmittal a fee of $0.06 for each Common Share deposited and taken up by the Offerors under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than $50 and not more than $1,500. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offerors may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offerors at the time of deposit.

      Except as set forth above, the Offerors will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer.

21. Information Agent

      The Offerors have retained Kingsdale Shareholder Services Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Offerors for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

22. Legal Matters

      Matters of Canadian law will be passed upon on behalf of the Offerors by Fraser Milner Casgrain LLP.

      Matters of U.S. law will be passed upon on behalf of the Offerors by Dorsey & Whitney LLP.

23. Offerees’ Statutory Rights

      Securities legislation in certain of the provinces and territories of Canada provides securityholders of Wheaton with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

24. Directors’ Approval

      The contents of the Offer and this Circular have been approved, and the publication and the sending thereof to the Shareholders has been authorized, by the boards of directors of the Offerors.

AUDITORS’ CONSENT

TO: The Directors of Goldcorp Inc. and Goldcorp Acquisition ULC

      We have read the take-over bid circular of Goldcorp Inc. (the “Company”) dated December 29, 2004 relating to Goldcorp Inc.’s offer to purchase all of the outstanding common shares of Wheaton River Minerals Inc. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

      We consent to the incorporation by reference in the abovementioned take-over bid circular of our report to the shareholders of the Company on the balance sheets of the Company as at December 31, 2003 and 2002 and the statements of earnings, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003. Our report is dated February 6, 2004.

(signed) KPMG LLP

Chartered Accountants

Toronto, Canada

December 29, 2004

APPROVAL AND CERTIFICATE OF GOLDCORP INC.

DATED: December 29, 2004

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the Securities Act (Québec).

GOLDCORP INC.

(signed) ROBERT R. MCEWEN Chief Executive Officer	(signed) BRAD J. BOLAND Vice President, Finance

On behalf of the Board of Directors

(signed) RONALD M. GOLDSACK Director	(signed) DR. DONALD R.M. QUICK Director

APPROVAL AND CERTIFICATE OF GOLDCORP ACQUISITION ULC

DATED: December 29, 2004

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the Securities Act (Québec).

GOLDCORP ACQUISITION ULC

(signed) ROBERT R. MCEWEN Chief Executive Officer	(signed) BRAD J. BOLAND Vice President, Finance

On behalf of the Board of Directors

(signed) R. GREGORY LAING Director	(signed) GILLES FILION Director

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APPENDIX A

PRO FORMA FINANCIAL STATEMENTS

COMPILATION REPORT

To the Directors of
  GOLDCORP INC.

      We have read the accompanying unaudited pro forma consolidated balance sheet of Goldcorp Inc. (the “Company”) as at September 30, 2004 and unaudited pro forma consolidated statement of earnings for the nine months ended September 30, 2004 and the year ended December 31, 2003, and have performed the following procedures.

1.	Compared the figures in the columns captioned “Goldcorp Inc.” to the audited consolidated financial statements of Goldcorp Inc. for the year ended December 31, 2003, and found them to be in agreement.

2.	Compared the figures in the columns captioned “Goldcorp Inc.” to the unaudited consolidated financial statements of Goldcorp Inc. as at September 30, 2004 and for the nine months then ended, and found them to be in agreement, or recalculated those figures based on information in such unaudited consolidated financial statements, and found the amounts to be arithmetically correct.

3.	Compared the figures in the columns captioned “Wheaton River Minerals Ltd.” to the audited consolidated financial statements of Wheaton River Minerals Ltd. for the year ended December 31, 2003, and found them to be in agreement, or recalculated those figures based on information in such audited consolidated financial statements, and found the amounts to be arithmetically correct.

4.	Compared the figures in the columns captioned “Wheaton River Minerals Ltd.” to the unaudited consolidated financial statements of Wheaton River Minerals Ltd. as at September 30, 2004 and for the nine months then ended, and found them to be in agreement, or recalculated those figures based on information in such unaudited consolidated financial statements, and found the amounts to be arithmetically correct.

5.	Made enquiries of certain officials of Goldcorp Inc. who have responsibility for financial and accounting matters about:

(a)	the basis for determination of the pro forma adjustments; and

(b)	whether the pro forma consolidated financial statements comply as to form in all material respects with the securities acts of the provinces and territories of Canada (the “Acts”) and the related regulations.

The officials:

(a)	described to us the basis for determination of the pro forma adjustments; and

(b)	stated that the pro forma consolidated financial statements comply as to form in all material respects with the securities acts of the provinces and territories of the Acts and the related regulations.

6.	Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

7.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Goldcorp Inc.” and “Wheaton River Minerals Ltd.” as at September 30, 2004 and for the nine months then ended and for the year ended December 31, 2003 and found the amounts in the column captioned “Pro Forma Consolidated” to be arithmetically correct.

      These pro forma consolidated financial statements are based on management’s assumptions and adjustments, which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma condensed consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(signed) KPMG LLP

Chartered Accountants

Toronto, Canada

December 29, 2004

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN

CANADIAN AND UNITED STATES REPORTING STANDARDS

      The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

(signed) KPMG LLP

Chartered Accountants

Toronto, Canada

December 29, 2004

GOLDCORP INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

(Expressed in thousands of United States dollars)

	September 30, 2004

		Wheaton River	Pro forma		Pro forma
	Goldcorp Inc.	Minerals Ltd.	adjustments	Notes	total

	(Unaudited)
Assets
Current assets:
Cash and short term investments	$315,642	$90,004	$54,400	4(a)	$460,046
Gold bullion inventory	26,152	—	—		26,152
Accounts receivable	9,459	46,954	—		56,413
Marketable securities	23,743	1,529	3,400	4(b)	28,672
Inventories	15,158	27,299	—		42,457
Prepaid expenses and other	475	5,350	—		5,825
Income and mining taxes receivable	10,013	—	—		10,013

	400,642	171,136	57,800		629,578
Mining interests	240,688	728,589	209,000	4(b)	1,178,277
Deposits for reclamation costs	4,841	1,078	—		5,919
Goodwill	—	—	1,461,966	4(b)	1,461,966
Other assets	2,743	20,388	(14,000)	4(b)	9,131
Future income taxes	—	4,230	—		4,230
Stockpiled ore	—	58,707	—		58,707

	$648,914	$984,128	$1,714,766		$3,347,808

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,295	$28,996	$10,000	4(b)	$58,291
Dividends payable	2,905	—	—		2,905
Income and mining taxes payable	—	22,993	—		22,993
Other	—	3,738	1,500	4(b)	5,238

	22,200	55,727	11,500		89,427
Reclamation and closure cost obligations	22,287	18,204	—		40,491
Future income and mining taxes	64,360	163,614	62,532	4(e)	290,506
Future employee benefits and other	—	11,067	650	4(b)	11,717
Non-controlling interests	—	—	18,000	4(a)	18,000
Shareholders’ equity:
Capital stock	379,173	582,527	1,444,073	4(b)	2,405,773
Cumulative translation adjustment	81,181	—	—		81,181
Contributed surplus	—	704	(704)	4(b)	—
Share purchase warrants and options	5,573	33,414	(33,414)	4(b)	—
			331,000	4(b)	336,573
Retained earnings	74,140	118,871	(118,871)	4(b)	74,140

	540,067	735,516	1,622,084		2,897,667

	$648,914	$984,128	$1,714,766		$3,347,808

See accompanying notes to pro forma consolidated financial statements.

GOLDCORP INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Expressed in thousands of United States dollars, except earnings per share amounts)

	Nine months ended September 30, 2004

		Wheaton River	Pro forma		Pro forma
	Goldcorp Inc.	Minerals Ltd.	adjustments	Notes	total

	(Unaudited)
Revenue	$139,144	$305,723	$—		$444,867
Expenses:
Operating	50,058	117,965	—		168,023
Corporate administration	8,944	12,297	—		21,241
Depreciation and depletion	12,784	36,546	20,380	4(c)	70,730
			1,020	4(f)
Exploration	4,042	2,164	—		6,206

	75,828	168,972	21,400		266,200

Earnings from operations	63,316	136,751	(21,400)		178,667
Other income (expense):
Interest and other income	6,368	(3,567)	—		2,801
Gain (loss) on foreign currency	243	(2,171)	—		(1,928)
Gain on sale of marketable securities	1,356	1,415	—		2,771
Provision for decline in value of marketable securities	(8,519)	—	—		(8,519)
Corporate transaction costs	—	(4,238)	—		(4,238)

	(552)	(8,561)			(9,113)

Earnings before taxes	62,764	128,190	(21,400)		169,554
Income and mining taxes	(26,384)	(42,022)	6,900	4(e)	(61,506)

Earnings before non-controlling interests	36,380	86,168	(14,500)		108,048
Non-controlling interests	—	—	(2,451)	4(a)	(2,451)

Net earnings	$36,380	$86,168	$(16,951)		$105,597

Earnings per share:
Basic	$0.19	$0.15			$0.32
Diluted	$0.19	$0.13			$0.29
Weighted average number of shares:
Basic	189,640	567,535			332,660
Diluted	193,323	649,062			360,399

See accompanying notes to pro forma consolidated financial statements.

GOLDCORP INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Expressed in thousands of United States dollars, except earnings per share amounts)

	Year ended December 31, 2003

		Wheaton River	Pro forma			Pro forma
	Goldcorp Inc.	Minerals Ltd.	adjustments	Notes		total

	(Unaudited)
Revenue	$262,642	$212,633	$—			$475,275
Expenses:
Operating	88,527	96,459	1,739	4(d	)	186,725
Corporate administration	12,138	11,432	14,186	4(d	)	37,756
Depreciation and depletion	24,101	32,393	21,200	4(c	)	81,242
			3,548	4(f	)
Exploration	3,006	1,875	—			4,881

	127,772	142,159	40,673			310,604

Earnings from operations	134,870	70,474	(40,673)			164,671
Other income (expense):
Interest and other	7,241	(3,964)	—			3,277
Gain on sale of purchased bullion	1,664	—	—			1,664
Gain (loss) on foreign currency	(1,164)	6,774	—			5,610
Gain on marketable securities	10,230	2,095	—			12,325

	17,971	4,905				22,876

Earnings before the following	152,841	75,379	(40,673)			187,547
Equity in earnings of Mineral Alumbrera Ltd.	—	7,324	—			7,324

Earnings before taxes	152,841	82,703	(40,673)			194,871
Income and mining taxes	(54,037)	(25,044)	7,110	4(e	)	(71,971)

Earnings before non-controlling interests	98,804	57,659	(33,563)			122,900
Non-controlling interests	—	—	(487)	4(a	)	(487)

Net earnings	$98,804	$57,659	$(34,050)			$122,413

Earnings per share:
Basic	$0.54	$0.14				$0.37
Diluted	$0.53	$0.13				$0.34
Weighted average number of shares:
Basic	183,574	412,035				326,594
Diluted	188,179	439,214				355,789

See accompanying notes to pro forma consolidated financial statements.

GOLDCORP INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in thousands of United States dollars, except earnings per share amounts)
Nine months ended September 30, 2004 and year ended December 31, 2003

1.  Basis of presentation:

     The unaudited pro forma consolidated balance sheet of Goldcorp Inc. (the “Company” or “Goldcorp”) as at September 30, 2004 and unaudited pro forma consolidated statement of earnings for the nine months ended September 30, 2004 and for the year ended December 31, 2003 have been prepared by management after giving effect to the business combination between Goldcorp and Wheaton River Minerals Ltd. (“Wheaton River”). These pro forma condensed consolidated financial statements also give effect to Wheaton River’s restructuring of certain of its silver assets which resulted in the formation of Silver Wheaton Corp. (“Silver Wheaton”). These pro forma consolidated financial statements have been compiled from, and include:

(a)	A pro forma consolidated balance sheet combining the unaudited consolidated balance sheet of Goldcorp as at September 30, 2004 and the unaudited consolidated balance sheet of Wheaton River as at September 30, 2004.

(b)	A pro forma consolidated statement of earnings combining the unaudited consolidated statement of operations of Goldcorp for the nine months ended September 30, 2004 with the unaudited consolidated statement of operations of Wheaton River for nine month period ended September 30, 2004.

(c)	A pro forma consolidated statement of earnings combining the audited consolidated statement of operations of Goldcorp for the year ended December 31, 2003 and the audited consolidated statement of operations of Wheaton River for the year ended December 31, 2003.

     The pro forma consolidated balance sheet as at September 30, 2004 has been prepared as if the combination with Wheaton River described in Note 3 had occurred on September 30, 2004. The pro forma consolidated statements of earnings for the nine months ended September 30, 2004 and for the year ended December 31, 2003 have been prepared as if the transactions described in Note 3 had occurred on January 1, 2003.

     It is management’s opinion that these pro forma consolidated financial statements present in all material respects, the transactions described in Note 3 in accordance with Canadian generally accepted accounting principles. In certain respects, GAAP as applied in the United Sates differs from that applied in Canada (note 6). The accounting policies used in the preparation of these statements are consistent with Goldcorp’s accounting policies for the year ended December 31, 2003 and the nine months ended September 30, 2004 except as discussed in note 2. The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Goldcorp which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

     Certain elements of the Goldcorp and Wheaton consolidated financial statements have been reclassified to provide a consistent classification format.

     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Goldcorp and Wheaton River.

2.  Significant accounting policies:

     The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Goldcorp for the year ended December 31, 2003 which are incorporated by reference in this take-over bid circular. The significant accounting policies of Wheaton River conform in all material respects to those of Goldcorp, other than: (i) accounting for stock compensation expense related to options granted to employees. Wheaton River did not adopt this policy until January 1, 2004 whereas Goldcorp commenced recognizing this on January 1, 2003; accordingly, an adjustment has been included in these pro forma financial statements to recognize employee based stock compensation expense for Wheaton River for 2003, and (ii) to conform Wheaton River’s depletion to that used by Goldcorp which is based on proven and probable reserves.

3.  Business acquisition:

     On December 6, 2004, Goldcorp and Wheaton River announced that the respective boards of directors had agreed to combine Goldcorp and Wheaton River. Each four Wheaton River shares will be exchanged for one Goldcorp share. As a result of the proposed transaction, the combined company will be held 57.1% by existing Goldcorp shareholders and 42.9% by existing Wheaton River shareholders. Each Wheaton River warrant or stock option which gives the holder the right to acquire shares in the common stock of Wheaton River when presented for execution will be exchanged for a warrant or stock option which will give the holder the right to acquire shares in the common stock of Goldcorp on the same basis as the exchange of Wheaton River common shares for Goldcorp common shares. The initial exchange will not include the Wheaton River warrants. Since Goldcorp intends to acquire these in a subsequent transaction, they have been included as part of that purchase price consideration.

     This business combination will be accounted for as a purchase transaction, with Goldcorp being identified as the acquirer and Wheaton River as the acquiree.

     The preliminary allocation of the purchase price summarized in the table below is subject to change:

Purchase price:
143,020,000 common shares	$2,026,600
Stock options and warrants of Wheaton River	331,000
Acquisition costs	10,000

$2,367,600

Net assets acquired:
Cash and short-term investments	$144,404
Non-cash working capital	27,305
Other long-term assets	7,466
Stockpiled ore, non-current	58,707
Mining interests	937,589
Goodwill	1,461,966
Reclamation and closure cost obligations	(18,204)
Non-controlling interests	(18,000)
Employee future benefits and other	(11,717)
Future income taxes, net	(221,916)

$2,367,600

     The fair value of the Goldcorp shares issued is based on the deemed issuance of 143,020,000 Goldcorp common shares at $14.17 being the average share price of Goldcorp two days before, the day of, and two days after the date of announcement.

     The actual adjustments that Goldcorp will ultimately make in finalizing the allocation of the purchase price of Wheaton River to the fair value of the net assets acquired will depend on a number of factors including additional information available at such time, changes in market values and changes in Wheaton River’s operating results between the date of these pro forma consolidated financial statements and the effective date of the Acquisition.

     In the preparation of these pro forma consolidated financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed based on management’s best estimates and taking into account all relevant information available at the time these statements were prepared. Goldcorp expects that the actual amounts for each of the fair values of the assets and liabilities acquired will vary from the pro forma amounts and that the variation may be material.

4.  Pro forma assumptions and adjustments:

     The pro forma consolidated financial statements include the following pro forma assumptions and adjustments:

(a)	To record the effect of the Silver Wheaton transaction whereby Silver Wheaton agreed to purchase 100% of the silver produced by Wheaton’s Luismin mining operations for an upfront payment of $38 million (Cdn. $46 million) in cash and 540 million Silver Wheaton common shares plus a payment of $3.90 per ounce of delivered refined silver, subject to adjustment.

(b)	The assumption that the completion of the agreement for the combination of Goldcorp and Wheaton River will occur and to record the combination of Goldcorp and Wheaton River and all the purchase accounting adjustments related thereto.

(c)	To record adjustments to depletion expense resulting from adjustments to asset carrying values in the purchase allocations of $20.4 million for the nine months ended September 30, 2004 and $21.2 million for the year ended December 31, 2003 relating to Wheaton River assets. A change in the fair value of the mining interests acquired of $10 million would change depletion expense by $0.8 million for both the nine months ended September 30, 2004 and for the year ended December 31, 2003.

(d)	To record stock-based compensation expense for Wheaton River for the year ended December 31, 2003.

(e)	To record the tax effect of the pro forma adjustments.

(f)	To record additional depletion expense to conform to Goldcorp’s accounting policy.

5.  Pro forma earnings per share:

     (a)  Basic earnings per share:

          The average number of shares used in the computation of pro forma basic earnings per share has been determined as follows:

	September 30,	December 31,
	2004	2003

Weighted-average number of Goldcorp shares issued	189,640	183,574
Number of weighted-average equivalent Goldcorp shares issued to Wheaton River’s shareholders	143,020	143,020

Pro forma weighted average number of shares outstanding	332,660	326,594

     (b)  Diluted earnings per share:

          The average number of shares used in the computation of pro forma diluted earnings per share has been determined as follows:

	September 30,	December 31,
	2004	2003

Pro forma average number of shares outstanding	332,660	326,594
Dilutive effect of Goldcorp stock options and warrants issued in exchange for Wheaton River stock options and warrants and share purchase warrants	24,056	24,590
Dilutive effect of Goldcorp warrants and stock options	3,683	4,605

Average number of shares outstanding, diluted	360,399	355,789

          The dilutive effect of Goldcorp stock options and warrants issued in exchange for Wheaton River stock options and warrants has been determined by using the average share price of Goldcorp common shares during the relevant period.

6.  Reconciliation of pro forma information to United States GAAP:

     If United States GAAP were employed, the pro forma consolidated balance sheet as at September 30, 2004 and the consolidated net earnings for the nine months ended September 30, 2004 and the year ended December 31, 2003 would be adjusted as follows:

     Consolidated balance sheet as at September 30, 2004:

		Minera
		Alumbrera Ltd.
	Canadian	equity	US GAAP
	GAAP	adjustment	adjustments	Notes	US GAAP

		(note 6(a))
Assets
Current assets:
Cash and short term investments	$460,046	$(16,776)	$—		$443,270
Gold bullion inventory	26,152	—	—		26,152
Accounts receivable	56,413	(36,022)	—		20,391
Marketable securities	28,672	—	10,579	6(b)	39,251
Inventories	42,457	(18,377)	—		24,080
Prepaid expenses and other	5,825	(2,306)	—		3,519
Income and mining taxes receivable	10,013	—	—		10,013

	629,578	(73,481)	10,579		566,676
Mining interests	1,178,277	(232,809)	—		945,468
Investment in Minera Alumbrera Ltd.	—	252,802	—		252,802
Deposits for reclamation costs	5,919	—	—		5,919
Goodwill	1,461,966	—	—		1,461,966
Other assets	9,131	(4,664)	—		4,467
Future income taxes	4,230	—	—		4,230
Stockpiled ore	58,707	(54,547)	—		4,160

	$3,347,808	$(112,699)	$10,579		$3,245,688

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$58,291	$(9,371)	$—		$48,920
Dividends payable	2,905	—	—		2,905
Income and mining taxes payable	22,993	(22,660)	—		333
Other	5,238	(3,738)	—		1,500

	89,427	(35,769)	—		53,658
Reclamation and closure cost obligations	40,491	(5,355)	—		35,136
Future income and mining taxes	290,506	(71,401)	2,797		221,902
Future employee benefits and other	11,717	(174)	—		11,543
Non-controlling interests	18,000	—	—		18,000
Shareholders’ equity:
Capital stock	2,405,773	—	1,281	6(f)	2,407,054
Cumulative translation adjustment	81,181	—	(81,181)	6(e)	—
Accumulated other comprehensive income	—	—	81,181	6(e)
			3,371	6(g)
			8,463	6(b)	93,015
Share purchase warrants and options	336,573	—	14,297	6(d)	350,870
Retained earnings	74,140	—	(19,630)		54,510

	2,897,667	—	7,782		2,905,449

	$3,347,808	$(112,699)	$10,579		$3,245,688

     Consolidated statement of earnings for the nine months ended September 30, 2004

		Minera
		Alumbrera Ltd.
	Canadian	Equity	US GAAP
	GAAP	adjustment	adjustments	Notes	US GAAP

		(note 6(a))
Revenue	$444,867	$(193,514)	$—		$251,353
Expenses
Operating	168,023	(64,150)	—		103,873
Corporate administration	21,241	—	—		21,241
Depreciation and depletion	70,730	(23,826)	—		46,904
Exploration	6,206	—	—		6,206

	266,200	(87,976)	—		178,224

Earnings from operations	178,667	(105,538)	—		73,129
Other income (expense)
Interest and other income	2,801	3,012	—		5,813
Gain (loss) on foreign currency	(1,928)	—	—		(1,928)
Gain on sale of marketable securities	2,771	—	—		2,771
Provision for decline in value of marketable securities	(8,519)	—	—		(8,519)
Corporate transaction costs	(4,238)	—	—		(4,238)

	(9,113)	3,012	—		(6,101)

Earnings before the following:	169,554	(102,526)	—		67,028
Equity in earnings of Minera Alumbrera Ltd.	—	71,768	—		71,768

Earnings before taxes and non-controlling interests	169,554	(30,758)	—		138,796
Income and mining taxes	(61,506)	30,758	—		(30,748)

Earnings before non-controlling interests	108,048	—	—		108,048
Non-controlling interests	(2,451)	—	—		(2,451)

Net earnings for the period	$105,597	$—	$—		$105,597

Marketable securities market value adjustment				6(b)	640
Cumulative translation adjustment				6(e)	14,899

Comprehensive income under US GAAP					$121,136

Earnings per share:
Basic	$0.32				$0.32
Diluted	$0.29				$0.29
Weighted-average number of shares outstanding
Basic	332,660				332,660
Diluted	360,399				360,399

     Consolidated statement of earnings for the year ended December 31, 2003:

		Minera
		Alumbrera Ltd.
	Canadian	equity	US GAAP
	GAAP	adjustment	adjustments	Notes	US GAAP

		(note 6(a))
Revenue	$475,275	$(109,907)	$—		$365,368
Expenses
Operating	199,172	(36,207)	—		162,965
Corporate administration	25,309	—	—		25,309
Depreciation and depletion	81,242	(21,897)	—		59,345
Exploration	4,881	—	—		4,881

	310,604	(58,104)	—		252,500

Earnings from operations	164,671	(51,803)	—		112,868
Other income (expense)
Interest and other income	3,277	615	—		3,892
Gain on sale of purchased bullion	1,664	—	—		1,664
Gain on foreign currency	5,610	—	—		5,610
Gain on marketable securities	12,325	—	—		12,325

	22,876	615	—		23,491

Earnings before the following:	187,547	(51,188)	—		136,359
Equity in earnings of Minera Alumbrera Ltd.	7,324	35,832	—		43,156

Earnings before taxes and non-controlling interests	194,871	(15,356)	—		179,515
Income and mining taxes	(71,971)	15,356	—		(56,615)

Earnings before non-controlling interests	122,900	—	—		122,900
Non-controlling interests	(487)	—	—		(487)

Earnings before cumulative effect of accounting change	122,413	—	—		122,413
Cumulative effect of accounting change	—	—	(1,021)	6(c)	(1,021)

Net earnings for the year	$122,413	$—	$(1,021)		$121,392

Marketable securities market value adjustment				6(b)	4,781
Cumulative translation adjustment				6(e)	80,909

Comprehensive income under US GAAP					$207,082

Earnings per share:
Basic	$0.37				$0.37
Diluted	$0.34				$0.34
Weighted-average number of shares outstanding
Basic	326,594				326,594
Diluted	355,789				355,789

     The areas of material differences between Canadian and United States GAAP and their impact on the pro forma consolidated financial statements of Goldcorp are described below:

(a)	Under Canadian GAAP, the Company has accounted for its joint venture interest in Alumbrera on a proportionate consolidation basis. Under US GAAP, the Company is required to equity account for its investment in Alumbrera and record in earnings its proportionate share of Alumbrera net income in accordance with US GAAP.

(b)	Under US GAAP (FAS 115), the Company’s investments in securities would be classified as available-for-sale securities and carried at fair value. The unrealized holding gains at December 31, 2003 on available-for-sale securities are not recognized under Canadian accounting principles, but are recognized under United States accounting principles as a component of comprehensive income and reported as a net amount in a separate component of shareholders’ equity until realized.

(c)	On January 1, 2003, the Company adopted FAS 143, “Accounting for Asset Retirement Obligations” which is consistent with the Canadian standards. Under US GAAP, prior periods are not restated and the cumulative effect of the adoption of the standard is recorded in the current period earnings with the effect for 2003 being a decrease in earnings of $1,021,000.

(d)	US GAAP does not allow for the use of contributed surplus to eliminate a deficit.

(e)	Under US GAAP, FAS 130, “Reporting Comprehensive Income” establishes rules for the reporting and display of comprehensive income and its components. Comprehensive income is net income, plus certain other items that are recorded directly to shareholders’ equity such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities.

(f)	Under US GAAP, the renunciation of tax deductions to holders of flow-through shares is treated as a future tax expense rather than as a cost of issuing equity as required by Canadian accounting principles.

(g)	Under US GAAP a proportionate amount of the cumulative translation adjustment account is not recognized in earnings when there is a reduction in the Company’s net investment in a subsidiary as a result of dividend distributions.

SUPPLEMENTARY INFORMATION

GOLDCORP INC.

RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(In US dollars, tabular amounts in thousands except per share amounts)
(unaudited)

      The following supplementary information is provided in accordance with the United States Securities Exchange Act of 1934 as required for companies reporting under the Multijurisdictional Disclosure System.

      The areas of material difference between Canadian and United States GAAP and their impact on the consolidated financial statements of the Company are described below. The application of United States GAAP would have the following effect on the net earnings as reported:

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003

Earnings for the period as reported under Canadian GAAP	$9,854	$23,671	$36,380	$55,474
FAS 143 cumulative adjustment (d)	—	—	—	(1,021)

Earnings for the period in accordance with US GAAP	9,854	23,671	36,380	54,453
Unrealized gains on securities (c)	3,027	2,433	640	3,059
Cumulative translation adjustment	28,730	(43)	14,899	60,105

Comprehensive income for the period under US GAAP (f)	$41,611	$26,061	$51,919	$117,617

Earnings per share in accordance with US GAAP
Basic	$0.05	$0.13	$0.19	$0.30
Diluted	$0.05	$0.12	$0.19	$0.28

      Differences between Canadian and US GAAP, as they affect the Company’s financial statements, are as follows:

(a)	Under US GAAP a proportionate amount of the cumulative translation adjustment account is not recognized in earnings when there is a reduction in the Company’s net investment in a subsidiary as a result of dividend distributions.

(b)	Under US GAAP, the renunciation of tax deductions to holders of flow-through shares is treated as a future tax expense rather than as a cost of issuing equity as required by Canadian accounting principles.

(c)	Under US GAAP (FAS 115), the Company’s investments in securities would be classified as available-for-sale securities and carried at fair value. The unrealized holding gains on available-for-sale securities are not recognized under Canadian accounting principles, but are recognized under United States accounting principles as a component of comprehensive income and reported as a net amount in a separate component of shareholders’ equity until realized. The amounts recorded in comprehensive income are shown net of taxes of $757,000 and $160,000 for the three and nine month periods ending September 30, 2004, respectively and $608,000 and $765,000 for the three and nine month periods ending September 30, 2003 respectively.

(d)	On January 1, 2003, the Company adopted FAS 143, “Accounting for Asset Retirement Obligations” which is consistent with the Canadian standard described in Note 3(b) to the 2003 annual financial statements. Under US GAAP, prior periods are not restated and the cumulative effect of the adoption of the standard is recorded in the period of adoption with the effect for 2003 being a decrease in earnings of $1,021,000.

(e)	United States accounting principles do not allow for the use of contributed surplus to eliminate a deficit.

(f)	Under US GAAP, FAS 130, “Reporting Comprehensive Income” establishes rules for the reporting and display of comprehensive income and its components. Comprehensive income is net income, plus certain other items that are recorded directly to shareholders’ equity such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities.

(g)	Shareholders’ equity determined in accordance with Canadian GAAP is reconciled to shareholders’ equity in accordance with US GAAP as follows:

	September 30,	December 31,
	2004	2003

Capital stock
In accordance with Canadian GAAP	$379,173	$375,827
Renunciation of tax deductions on flow-through shares (b)	1,281	1,281

In accordance with US GAAP	$380,454	$377,108

Accumulated Other Comprehensive Income
Cumulative translation adjustment
In accordance with Canadian GAAP	$81,181	$66,282
Realization of cumulative translation adjustment (a)	3,371	3,371

In accordance with US GAAP	$84,552	$69,653

Unrealized gain on available-for-sale securities
In accordance with Canadian GAAP	—	—
Unrealized holding gains arising during the period, net of taxes of $2,387,000 (2003 — $4,002,000)	$9,548	$16,007
Reclassification adjustments for gains recorded in earnings, net of taxes of $271,000 (2003 — $2,046,000) (c)	(1,085)	(8,184)

In accordance with US GAAP	8,463	7,823

Total Accumulated Other Comprehensive Income	$93,015	$77,476

Contributed surplus
In accordance with Canadian GAAP	$5,573	$2,275
Elimination of deficit with offsetting reduction to contributed surplus (e)	70,573	70,573
Adjusted reduction to contributed surplus resulting from the amalgamation with CSA Management Inc.	(56,276)	(56,276)

In accordance with US GAAP	$19,870	$16,572

Retained earnings (deficit)
In accordance with Canadian GAAP	$74,140	$63,358
Realization of cumulative translation adjustment (a)	(3,371)	(3,371)
Elimination of deficit with offsetting reduction to contributed surplus (e)	(70,573)	(70,573)
Adjusted reduction to contributed surplus resulting from the amalgamation with CSA Management Inc.	56,276	56,276
Renunciation of tax deductions on flow-through shares (b)	(1,281)	(1,281)

In accordance with US GAAP	$55,191	$44,409

Shareholders’ equity
In accordance with Canadian GAAP	$540,067	$507,742

In accordance with US GAAP	$548,530	$515,565

Any questions and requests for assistance may be directed to

Kingsdale Shareholder Services Inc.
at the telephone number and location set out below:

By Mail

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

By Hand or Courier

The Exchange Tower

130 King Street West, Suite 2950
Toronto, Ontario
M5X 1C7

North American Toll Free Phone: 1-866-749-5464

Facsimile: 416-867-2271

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